Exhibit 4.19
Execution Copy
BROADCASTING MEDIA PARTNERS, INC.
BMPI SERVICES II, LLC
UNIVISION COMMUNICATIONS INC.
GRUPO TELEVISA, S.A.B.
AND
PAY-TV VENTURE, INC.
INVESTMENT AGREEMENT
December 20, 2010

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EXHIBITS:

Exhibit A	Form of Debentures
Exhibit B	Form of Amended and Restated BMP Charter
Exhibit C	Form of Amended and Restated BMP Bylaws
Exhibit D	Form of Amended and Restated Stockholders Agreement
Exhibit E	Form of Amended and Restated Participation, Registration Rights and Coordination Agreement
Exhibit F	Form of Amended and Restated Management Agreement
Exhibit G	Form of Amended and Restated Principal Investor Agreement
Exhibit H	Form of BMPS2 LLC Agreement
Exhibit I	Form of 2011 Program License Agreement
Exhibit J	Form of Second Program License Agreement
Exhibit K	Form of International Program Rights Amendment
Exhibit L	Form of Mexico License Agreement
Exhibit M	Form of Sales Agency Agreement
Exhibit N	Form of Letter of Credit
Exhibit O	Form of Release
Exhibit P	Form of TuTV Purchase Agreement
Exhibit Q	Form of Amended and Restated Services Agreement
Exhibit R	Form of Technical Assistance Agreement

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INVESTMENT AGREEMENT
This INVESTMENT AGREEMENT (the “Agreement”) is made and entered into as of December 20, 2010, by and among Broadcasting Media Partners, Inc., a Delaware corporation (“BMP”), BMPI Services II, LLC, a Delaware limited liability company (“BMPS2”) (and together with BMP, the “Sellers”), Univision Communications Inc., a Delaware corporation (“Univision”), Grupo Televisa, S.A.B., a Mexico corporation (“Televisa”), and Pay-TV Venture, Inc., a Delaware corporation (“Televisa TuTV”). Certain capitalized terms used herein are specifically defined in Article XII.
W I T N E S S E T H:
WHEREAS, BMP, Televisa, Univision and Televisa, S.A. de C.V. have entered into a binding Memorandum of Understanding (the “MOU”), dated as of October 4, 2010 (the “MOU Date”), providing for, among other things, an investment by Televisa in BMP on the terms and conditions set forth therein;
WHEREAS, the MOU requires the parties thereto to use reasonable best efforts to enter into long-form documents reflecting the terms and conditions set forth in the MOU, and in connection therewith the Parties are entering into this Agreement;
WHEREAS, BMP desires to issue and sell to Televisa, and Televisa desires to directly or indirectly purchase, (i) shares of capital stock of BMP and (ii) debentures of BMP, with an annual interest rate of 1.5%, convertible into shares of capital stock of BMP (or warrants exercisable therefor), in each case, upon the terms and conditions hereinafter set forth;
WHEREAS, BMPS2 desires to issue and sell to Televisa, and Televisa desires to directly or indirectly purchase, Units of BMPS2 in exchange for shares of capital stock of BMP, upon the terms and conditions hereinafter set forth;
WHEREAS, Televisa TuTV owns a membership interest (the “TuTV Interest”) in TuTV LLC, a Delaware limited liability company (“TuTV”), which membership interest is equal to 50% of the aggregate membership interests of TuTV;
WHEREAS, Televisa TuTV is a party to that certain Limited Liability Company Agreement of TuTV, dated as of April 28, 2003 (as amended, restated and supplemented, the “TuTV LLC Agreement”); and
WHEREAS, Televisa TuTV desires to sell and assign to Univision, and Univision desires to purchase and assume from Televisa TuTV (and BMP shall cause Univision to so purchase and assume), the TuTV Interest and Televisa TuTV’s rights and obligations under the TuTV LLC Agreement pursuant to a Purchase Agreement in substantially the form set forth on Exhibit P (the “TuTV Purchase Agreement”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
SALE, CONTRIBUTION AND PURCHASE
1.1 Sale and Purchase.
(a) Issuance and Sale by BMP to Televisa. Upon the terms and subject to the conditions contained herein, at the Closing, (i) BMP shall issue and sell to Televisa, or to a direct or indirect subsidiary of Televisa designated by Televisa, and Televisa shall, or shall procure that a direct or indirect subsidiary of Televisa shall, purchase from BMP, 526,075 (five hundred twenty-six thousand seventy-five) shares of Class C Common Stock and 0 (zero) shares of Class D Common Stock (collectively, the “C/D Shares”) for the aggregate cash purchase price of $130 million (one hundred thirty million dollars) (the “C/D Share Purchase Price”), and (ii) BMP shall issue and sell to Televisa, or to a direct or indirect subsidiary of Televisa designated by Televisa, and Televisa shall, or shall procure that a direct or indirect subsidiary of Televisa shall, purchase from BMP, 1.5% convertible debentures in substantially the form of Exhibit A (collectively, the “Debentures”) in an aggregate principal amount of $1.125 billion (one billion one hundred twenty-five million dollars) which are initially convertible into 4,856,074 (four million eight hundred fifty-six thousand seventy-four) shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and/or Class D Common Stock in accordance with the terms thereof (the “Debenture Shares”) and/or warrants exercisable for Debenture Shares in the form attached as an exhibit to the Debentures in accordance with the terms thereof (the “TV Warrants”) for the aggregate cash purchase price of $1.125 billion (one billion one hundred twenty-five million dollars) (the “Debenture Purchase Price”).
(b) Issuance and Sale by BMPS2 to Televisa. Upon the terms and subject to the conditions contained herein, at the Closing and immediately following the transactions contemplated by Section 1.1(a) above, BMPS2 shall sell and issue to Televisa, or to a direct or indirect subsidiary of Televisa designated by Televisa, and Televisa shall, or shall procure that a direct or indirect subsidiary of Televisa shall, purchase from BMPS2, 500 Tranche One Common Units of BMPS2, 333 Tranche Two Common Units of BMPS2 and 167 Tranche Three Common Units of BMPS2 (collectively, the “BMPS2 Units”) in consideration for Televisa’s contribution of 15,782 (fifteen thousand seven hundred eighty-two) shares of Class C Common Stock to BMPS2 and $33,750,000 (thirty-three million seven hundred fifty thousand dollars) in aggregate principal amount of the Debentures (the “BMPS2 Unit Consideration”).
(c) Sale of the TuTV Interest to Univision. Upon the terms and subject to the conditions contained herein and the TuTV Purchase Agreement, at the Closing, Televisa TuTV shall assign and sell to Univision, and Univision shall assume and purchase from Televisa TuTV, the TuTV Interest for the aggregate cash purchase price of $55,000,000 (fifty-five million dollars) (the “TuTV Purchase Price”).
1.2 Closing. The closing of the sale and purchase of the securities provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 (or such other place as the parties agree) on a date to be specified by the parties, which date shall be the fifth business day after the satisfaction or waiver of the conditions set forth in Articles VI and VII (other than conditions that are by their nature to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided that the Closing shall occur no earlier than December 13, 2010, unless another time, place and date is agreed between BMP and Televisa in writing. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

ARTICLE II
DELIVERIES AND PAYMENT
Upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto shall consummate the following transactions as of the Closing:
2.1 Class C/D Common Stock. On the Closing, Televisa shall deliver, or shall procure that a direct or indirect subsidiary of Televisa delivers, to BMP by wire transfer of immediately available funds to the account designated by BMP (such account to be designated in writing at least five (5) business days prior to the Closing Date) the C/D Share Purchase Price, and BMP shall issue 526,075 (five hundred twenty six thousand and seventy five) shares of Class C Common Stock to Televisa or to such subsidiary of Televisa designated by Televisa.
2.2 Debentures. On the Closing, Televisa shall, or shall procure that a direct or indirect subsidiary of Televisa shall, deliver to BMP, by wire transfer of immediately available funds to the account designated by BMP (such account to be designated in writing at least five (5) business days prior to the Closing Date), the Debenture Purchase Price, and BMP shall issue the Debentures to Televisa or to such subsidiary of Televisa designated by Televisa.
2.3 BMPS2 Units. On the Closing, Televisa shall, or shall procure that a direct or indirect subsidiary of Televisa shall, deliver to BMPS2 the BMPS2 Unit Consideration, in exchange for the issuance by BMPS2 of the BMPS2 Units to Televisa or to such subsidiary of Televisa designated by Televisa.
2.4 TuTV Interests. On the Closing, BMP shall cause Univision to deliver to Televisa TuTV, by wire transfer of immediately available funds to the account designated by Televisa TuTV (such account to be designated at least five (5) business days prior to the Closing Date), the TuTV Purchase Price, in exchange for the TuTV Interests.
2.5 Use of Proceeds. By the later of (a) forty-five (45) days following the Closing Date or (b) March 31, 2011, the Company shall cause to be used not less than $1.1 billion of the C/D Shares Purchase Price and the Debenture Purchase Price to redeem the 9.75%/10.50% senior toggle notes due 2015 of Univision and pay any accrued but unpaid interest thereon and any related premiums in connection therewith.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BMP, BMPS2 AND UNIVISION
Except as set forth in the disclosure schedules (the “Disclosure Schedules”) delivered to Televisa on October 4, 2010 and updated as agreed upon by Televisa and Univision prior to the date hereof or in (or incorporated by reference in) the Univision SEC Documents filed prior to October 4, 2010, each of BMP, BMPS2 and Univision hereby represents and warrants to Televisa (it being understood that (a) the representations and warranties contained in this Article III apply only with respect to the period from and after March 29, 2007 (unless otherwise indicated), and (b) matters disclosed in or pursuant to any one section or subsection of the Disclosure Schedules or with respect to a section or subsection of this Article III are deemed to be disclosed in all other sections or subsections of the Disclosure Schedules and with respect to all other sections or subsections of this Article III to which the relevance of such matters is reasonably apparent on its face), the following:
3.1 Organization and Good Standing. Each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries is a corporation or limited liability company, as applicable, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. Each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Material Adverse Effect.
3.2 Organizational Documents. Each of BMP, BMPH, BMPS2 and Univision has made available to Televisa a complete and correct copy of the charter, bylaws and equivalent organizational documents of BMP, BMPH, BMPS2 and Univision, each as amended to date (the “Organizational Documents”). The Organizational Documents (and equivalent organizational documents of subsidiaries of BMP, BMPH or BMPS2) are in full force and effect. None of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is in violation of any provision of its respective Organizational Documents (or equivalent organizational documents).
3.3 Authorization and Enforceability. All corporate and limited liability company action on the part of each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries necessary for the authorization, execution, delivery and performance of the MOU and this Agreement by BMP, BMPH, BMPS2, Univision and their respective subsidiaries and for the authorization, issuance and delivery of the BMPS2 Units, the C/D Shares and the Debentures being sold under this Agreement and the TV Warrants and shares of Common Stock issuable upon exercise of rights under the Debentures and the TV Warrants, including any consents, approvals or agreements required from the board of directors of BMP, BMPH, BMPS2, Univision and their respective subsidiaries, the Principal Investors and any other shareholders of BMP, BMPH, BMPS2, Univision and their respective subsidiaries, have been taken and obtained. This Agreement and the MOU have been duly and validly executed and delivered by each of BMP, BMPS2 and Univision and (assuming due authorization, execution and delivery by the other Parties hereto) shall, subject to Section 11.2 with respect to the MOU, constitute the valid and legally binding obligation of each of BMP, BMPS2 and Univision, enforceable against each of BMP, BMPS2 and Univision in accordance with their terms, except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws of general applicability affecting creditors’ rights generally or by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). Each of BMP, BMPS2 and Univision has taken all action necessary to exempt the transactions contemplated by the MOU and this Agreement from the provisions of Section 203 of the Delaware General Corporation Law, and such action is effective as of the date hereof. No other state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation under any applicable Law is applicable to any of the transactions contemplated by the MOU or this Agreement.

3.4 Capitalization.
(a) As of the date hereof, the authorized capital stock of BMP consists of 40,500,000 shares of capital stock, of which (i) 500,000 shares are classified and designated as Preferred Stock and (ii) 40,000,000 shares are classified and designated as common stock. As of the date hereof, 9,995,418 shares of BMP common stock are issued and outstanding and owned as set forth in Schedule 3.4(a), and no other shares of capital stock (including any Preferred Stock) of BMP are issued and outstanding. As of the date hereof, Schedule 3.4(a) also sets forth the amounts and classes of shares of common stock of BMP owned by each of the Principal Investor Groups. BMPH is a wholly owned subsidiary of BMP, and Univision is a wholly owned subsidiary of BMPH. As of the date hereof, the authorized capital stock of BMPH consists of 8,015,000 shares of capital stock, of which (i) 8,000,000 shares are classified and designated as Preferred Stock, none of which are issued and outstanding, and (ii) 15,000 shares are classified and designated as common stock, of which 10,000 shares are issued and outstanding. The authorized capital stock of Univision consists of 100,000 shares of common stock, of which 2,000 shares are issued and outstanding.
(b) BMPS2. The equity of BMPS2 consists of 2,000 Units, of which (i) 500 Units are classified and designated as Tranche One Common Units and of which 500 Units are issued and outstanding, (ii) 500 Units are classified and designated as Tranche One Performance Units that are Tranche One Service Related Performance Units and of which 500 Units are issued and outstanding and, , (iii) 333 Units are classified and designated as Tranche Two Common Units and of which 333 Units are issued and outstanding, (iv) 333 Units are classified and designated as Tranche Two Performance Units that are Tranche Two Service Related Performance Units and of which 333 Units are issued and outstanding, (v) 167 Units are classified and designated as Tranche Three Common Units and of which 167 Units are issued and outstanding, and (vi) 167 Units are classified and designated as Tranche Three Performance Units that are Tranche Three Service Related Performance Units and of which 167 Units are issued and outstanding.
(c) Schedule 3.4(c) sets forth a capitalization table reflecting the number and classes of Shares and Units of each of BMP, BMPH, BMPS2 and Univision that will be authorized, issued and outstanding immediately after the Closing, on an as-converted basis, including the number and classes of Shares owned by each of the Principal Investor Groups, in each case assuming (i) the purchase and sale of all of the C/D Shares, BMPS2 Units and Debentures hereunder, (ii) that the number shares of Common Stock required for the conversion of the Debentures based upon a principal amount of $1.125 billion has been duly and validly reserved for issuance upon the conversion of the Debentures into shares of Common Stock, and (iii) that the number of shares of Common Stock to be purchased by Televisa comprising the Additional Equity Amount (assuming all such shares are acquired through issuances by BMP) has been duly and validly reserved. Immediately after the Closing, (w), the C/D Shares will represent five (5) percent of the issued and outstanding equity of BMP and 7.46% of the issued and outstanding voting equity of BMP, (y) the C/D Shares, the Debenture Shares and the BMPS2 Units together will represent, directly and indirectly, thirty-five (35) percent of the issued and outstanding (on an as-exercised and as-converted basis) equity of BMP.

(d) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is a party or by which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is bound obligating BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or obligating BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.
3.5 Valid Issuance of BMPS2 Units, C/D Shares, Debentures, Televisa Option Shares, Debenture Shares and TV Warrants. When issued in accordance with the terms of this Agreement, the BMPS2 Units, C/D Shares and Debentures will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens and preemptive rights. The Televisa Option Shares and Debenture Shares have been duly and validly reserved for issuance. When issued and delivered in accordance with the terms of this Agreement, the Debentures and the TV Warrants, the Televisa Option Shares, the TV Warrants, the Debenture Shares and the Shares issuable upon exercise of the TV Warrants will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens and preemptive rights.
3.6 Non-Contravention.
(a) The execution, delivery or performance by BMP, BMPS2 and Univision of this Agreement and by BMP and Univision of the MOU, and the consummation by BMP, BMPS2, BMPH, Univision and their respective subsidiaries of the transactions contemplated hereby and thereby does not and will not (i) conflict with or violate any provision of the organizational documents of BMP, BMPH, BMPS2, Univision or any of their respective Subsidiaries or any other agreements or binding arrangements entered into by and among BMP, BMPH, BMPS2, Univision or their respective subsidiaries or any of the Principal Investors and any of their respective shareholders or Affiliates or between or among any of the foregoing (it being understood that, with respect to the Principal Investors and their respective shareholders or Affiliates the representation contained in this clause (i) is being given to the Company’s knowledge), (ii) assuming the consents, approvals and authorizations specified in Section 5.1 have been received and the waiting periods referred to therein have expired or terminated, conflict with or violate any (x) Law applicable to BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or by which any property or asset of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is bound or affected or (y) any Company Permit, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries, pursuant to any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is a party or by which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or any property or asset of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of the MOU and this Agreement by BMP, Univision and BMPS2 does not, and the consummation by BMP, BMPH, BMPS2 and Univision of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Securities Act and the HSR Act, and except where failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Material Adverse Effect.
3.7 No Dividends, Distributions, or Share Repurchases. Since and inclusive of March 30, 2007, none of BMP, BMPH, BMPS2 or Univision has declared or paid any dividend or distribution (whether in cash, securities, or other assets) to any holders of its capital stock or repurchased any shares of its capital stock, except for dividends made by Univision solely to BMPH and made by BMPH solely to BMP and the repurchase of equity upon termination of employment. No accrued or declared dividends on any capital stock of BMP, BMPH, BMPS2 or Univision, including any accrued or declared dividends on the 8.64% Cumulative Preferred Stock of BMPH, are outstanding and unpaid.
3.8 Securities Act. The sale and issuance of the BMPS2 Units, the C/D Shares, the Debentures, the TV Warrants, the Televisa Option Shares and the Debenture Shares and the exercise of rights under the Debentures, the TV Warrants and the Televisa Option in accordance with the terms of this Agreement (assuming the accuracy of the representations and warranties of Televisa contained in Article IV hereof) will be exempt from the registration requirements of the Securities Act, and all applicable state securities laws. None of BMP, BMPH, BMPS2 or Univision, nor anyone acting on their behalf has taken or will take any action that would cause the loss of any such exemption.
3.9 Permits and Licenses; Compliance with Laws.
(a) Each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries is in possession of all Company Permits, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of BMP, BMPH, BMPS2 and Univision, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Material Adverse Effect.
(b) None of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or by which any property or assets of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, agreement, lease, license, permit or other obligation to which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is a party or by which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or any property or asset of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Material Adverse Effect (it being understood that, as to matters related to the Company FCC Licenses, Section 3.9(c) will be applicable).

(c) The Company FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any material conditions except for conditions applicable to broadcast licenses generally or as otherwise disclosed on the face of the Company FCC Licenses. BMP, BMPH, BMPS2, Univision and their respective subsidiaries have operated the Company Stations in compliance in all respects with the terms of the Company FCC Licenses and the Federal Communications Laws, and they have timely filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Company Stations and have timely paid all material FCC regulatory fees with respect thereto, except as would not have, individually or in the aggregate, a Material Adverse Effect. There is not, as of the date of this Agreement, pending or, to the Company’s knowledge, threatened before the FCC any proceeding, notice of violation, order of forfeiture or complaint or investigation against BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries, or any of the Company Stations, except for any such proceedings, notices, orders, complaints, or investigations that would not have, individually or in the aggregate, a Material Adverse Effect.
3.10 Univision SEC Documents.
(a) From March 29, 2007 to May 21, 2009 (when Univision was legally permitted to cease all filings with the SEC), Univision filed with the SEC all forms, documents, registration statements and reports which are required to be filed with the SEC (as amended to date, the “Univision SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment the Univision SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Univision SEC Documents at the time they were filed or, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements (including all related notes and schedules) of Univision currently in the investor relations section of Univision’s website (i.e., www.univision.net), the audited financial statements for the fiscal year ended December 31, 2009 (the “2009 Audited Financials”) and for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, fairly present in all material respects the consolidated financial position of Univision and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). BMP has no assets or liabilities other than its ownership of 100% of the common stock of BMPH. BMPH has no assets or liabilities other than its ownership of 100% of the common stock of Univision.
3.11 Disclosure Controls and Procedures. Univision has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Univision’s disclosure controls and procedures are designed to ensure that information that was or would be required to be disclosed in periodic reports which Univision would be required to file or submit under the Exchange Act if it were an Exchange Act reporting company is recorded, processed, summarized and reported within the required time periods. As of December 31, 2009, Univision had concluded, following an evaluation under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer of Univision of the effectiveness of Univision’s disclosure controls and procedures, that Univision’s disclosure controls and procedures were effective (taking into account that such disclosures and procedures are designed to comply with Univision’s reporting requirements proscribed by the documents relating to its indebtedness).

3.12 Absence of Certain Changes or Events; Compliance with Certain Covenants.
(a) From December 31, 2009, except as otherwise contemplated or permitted by this Agreement, the businesses of BMP, BMPH, BMPS2 (to the extent in existence), Univision and their respective subsidiaries have been conducted in the ordinary course of business consistent with past practice and, from such date through the date of this Agreement, there has not been a Material Adverse Effect.
(b) Since October 4, 2010, (i) the business of BMP, BMPH, BMPS2 (to the extent in existence), Univision and their respective subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects, and (ii) none of BMP, BMPH, BMPS2, Univision or their respective subsidiaries has taken or permitted to be taken any action that, were it to be taken after October 4, 2010, would require the approval of or consultation with Televisa pursuant to Section 8.1 if the requirements of Section 8.1 had been effective commencing on October 4, 2010.
3.13 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the 2009 Audited Financials or (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheets, neither Univision nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Univision and its subsidiaries, other than those which would not have, individually or in the aggregate, a Material Adverse Effect.
3.14 Litigation. Except as disclosed in the Univision SEC Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of BMP, BMPH, BMPS2 or Univision, threatened against any of the foregoing or any of their subsidiaries, or any of their or their subsidiaries’ respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Material Adverse Effect.
3.15 Employee Benefit Plans.
(a) None of the compensation payable by BMP, BMPH, BMPS2, Univision or their respective subsidiaries shall fail to be deductible under Section 280G of the Code by reason of the transactions contemplated by this Agreement.
(b) Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Material Adverse Effect.

(c) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or any ERISA Affiliate that has not been satisfied in full.
(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that has, individually or in the aggregate, a Material Adverse Effect on such qualification or tax-exempt status.
(e) None of the Company Benefit Plans provides that the execution of the MOU or this Agreement and consummation of the transactions contemplated thereby and hereby will, either alone or in combination with another event, (i) entitle any participants therein to severance pay, retention bonuses or other payments or compensation or (ii) accelerate the time of payment or vesting, or result in any funding or increase in payments or benefits due to, participants therein.
3.16 Labor Matters. There are no collective bargaining agreements or similar agreements to which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is a party. There is no labor strike or lockout, or, to the knowledge of BMP, BMPH, BMPS2 and Univision, threat thereof, by or with respect to any employee of the BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries, except where such strike or lockout would not have, individually or in the aggregate, a Material Adverse Effect.
3.17 Trademarks, Patents and Copyrights.
(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, trade secrets, applications to register, and registrations for, any of the foregoing know-how and other proprietary rights and information (the “Intellectual Property Rights”) used in connection with the business of each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries as currently conducted (the “Company Intellectual Property Rights”) free and clear of all Liens, (ii) neither BMP, BMPH, BMPS2, Univision nor any of their respective subsidiaries has received, since March 29, 2007, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights and (iii) to the knowledge of BMP, BMPH, BMPS2 and Univision, all Company Intellectual Property Rights are valid, subsisting and enforceable.
(b) The conduct of the businesses of each of BMP, BMPH, BMPS2 and their respective subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Material Adverse Effect. None of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is a party to or has received, since March 29, 2007, any written charge, complaint, claim, action, demand or notice alleging any infringement, misappropriation or other violation by BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries (including any claim that BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries must license or refrain from using any Company Intellectual Property Rights of any other person) that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of BMP, BMPH, BMPS2 and Univision, no other person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Material Adverse Effect.

(c) None of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is in breach of or default under the terms of any Intellectual Property License where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of BMP, BMPH, BMPS2 and Univision, no other party to any Intellectual Property License is in breach of or default under the terms of any Intellectual Property License where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. Each Intellectual Property License is a valid and binding obligation of BMP, BMPH, BMPS2, Univision or their respective subsidiaries, as applicable, and, to the knowledge of BMP, BMPH, BMPS2 and Univision, is in full force and effect, except such as would not have, individually or in the aggregate, a Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
3.18 Taxes. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries have paid all Taxes that are shown on such Tax Returns to be payable by them; (iii) as of the date of this Agreement, there are not pending or, to the knowledge of BMP, BMPH, BMPS2, Univision and any of their respective subsidiaries, threatened in writing any audits, examinations, investigations, or other proceedings in respect of any Taxes; (iv) there are no Liens for Taxes on any of the assets of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries other than Permitted Liens; (v) none of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) all amounts of Tax required to be withheld by BMP, BMPH, BMPS2, Univision and each of their respective subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority; (vii) no deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries (or, to the knowledge of BMP, BMPH, BMPS2 and Univision, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (viii) none of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries has waived any statute of limitations in respect of Taxes agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (ix) none of BMP, BMPH,

BMPS2, Univision or any of their respective subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BMP or Univision) or (B) has any liability for the Taxes of any person (other than BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among BMP, BMPH, BMPS2, Univision and their respective subsidiaries and other than customary tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes); (x) none of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and (xi) each of BMP, BMPH, BMPS2 and Univision is not, and has not been at any time within the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
3.19 Title to Properties; Assets. Except as would not have, individually or in the aggregate, a Material Adverse Effect:
(a) Each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries has good and valid fee simple title to its owned properties and assets or good and valid leasehold interests in all of its leasehold properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such properties and assets, other than properties and assets in which BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries has a leasehold interests, are free and clear of all Liens other than Permitted Liens.
(b) Each of BMP, BMPH, BMPS2, Univision and their respective subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all property which it owns, and all such leases and deeds are in full force and effect. BMP, BMPH, BMPS2, Univision and their respective subsidiaries enjoy peaceful and undisturbed possession under all leases that are material to the business of BMP, BMPH, BMPS2, Univision and their respective subsidiaries taken as a whole and there are no existing defaults by BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries beyond any applicable grace periods under such leases.
(c) The assets of BMP, BMPH, BMPS2, Univision and each of their respective subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and is being contemplated to be conducted by BMP, BMPH, BMPS2, Univision and their respective subsidiaries.
3.20 Material Contracts. None of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of BMP, BMPH, BMPS2 and Univision, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the BMP, BMPH, BMPS2, Univision and/or each of their respective subsidiaries and, to the knowledge of BMP, BMPH, BMPS2 and Univision, is in full force and effect, except such as would not have, individually or in the aggregate, a Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.21 Related Party Transactions; Agreements of Principal Investors. None of the Principal Investors or their affiliated investment funds, the Company, BMPS2 or the Company’s subsidiaries, or any management-level employee, officer, or director of any of the foregoing (together, “Related Persons”) (i) owes any amount to BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries nor does BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries owe any amount to, or is committed to making any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) knows of any claim or cause of action or any action, suit, or proceeding it may have against BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries or (iii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property or any Company Permits, the use of which is necessary for the conduct of the business of BMP, BMPH, BMPS2, Univision or their respective subsidiaries as currently conducted. Since January 1, 2008, no Related Person has had or currently has any direct or indirect interest in any material contract, other than with respect to reimbursement of expenses not to exceed $100,000 in the aggregate and as set forth in the Disclosure Schedule, to which BMP, BMPH, BMPS2, Univision or their respective subsidiaries is a party or by which it is bound. There are no agreements, arrangements or understandings entered into since January 1, 2008 by any of BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries with any Principal Investor or any Affiliate or affiliated investment fund of a Principal Investor, except for (x) the Transaction Agreements, the Management Agreement dated as of March 29, 2007, by and among BMP, BMPH, Univision and certain Managers (as defined therein) and the Saban Arrangements or (y) any ordinary course commercial agreement, arrangement or understanding (or series of related agreements, arrangements or understandings) that is not for management, consulting and/or advisory services provided by the Principal Investors or their affiliated investment managers and that did not, and is not reasonably expected to, involve the receipt or expenditure of $500,000 or more in any calendar year period. All agreements set forth on Schedule 3.21, other than the management agreements of the Principal Investors or their affiliated investment managers, are on an arms’-length basis. No Principal Investors or any Affiliate or affiliated investment fund of a Principal Investor knows of any claim or cause of action or any action, suit, or proceeding it may have against BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries.
3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or the related agreements based upon arrangements made by or on behalf of BMP, BMPH, BMPS2 or Univision.
3.23 Digital Television. Each full-power Company Station (other than radio stations) (i) has been assigned a channel by the FCC for the provision of digital television service (“DTV”) and (ii) has constructed and is operating a DTV facility on its assigned digital channel pursuant to, and in accordance with, a DTV authorization issued by the FCC and the Federal Communications Laws, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
3.24 Claims Against Televisa. As of the date hereof, there is no Action by BMP, BMPH, BMPS2, Univision or any of their respective Affiliates pending against Televisa or any of its Affiliates and, to the knowledge of BMP, BMPH, BMPS2 and Univision, there is no basis for any such Action.

3.25 Certain Fees and Expenses. Since January 1, 2008, there were no fees or expense reimbursement payments or other amounts, other than reimbursement of out-of-pocket expenses not in excess of $100,000 in the aggregate and as set forth on the Disclosure Schedules, owed by BMP, BMPH, BMPS2, Univision or their respective subsidiaries to any Principal Investor or any Principal Investor’s affiliated investment funds.
3.26 Certain Financing Transactions.
(a) Univision has successfully (i) completed an offering of $750 million principal amount of 7.875% senior secured notes of Univision with a maturity of November 1, 2020, (ii) completed an amendment to the Univision Credit Agreement (x) extending the maturity of $5.6996 billion in principal amount of first-lien term loans under the Univision Credit Agreement to March 31, 2017 (unless such maturity is shortened to January 29, 2015 under the conditions specified in such amendment), (y) converting $137.0 million principal amount of revolving loans under the Univision Credit Agreement to term loans thereunder due March 31, 2017, and (z) extending the maturity with respect to $409.0 million of revolving loan commitments under the Univision Credit Agreement to March 29, 2016 (unless such maturity is shortened to January 29, 2015 under the conditions specified in such amendment), (iii) completed an offer to purchase up to $460.0 million aggregate principal amount of its 9.75%/10.50% senior toggle notes due 2015 and (iv) completed an offering of $500.0 million principal amount of 8.5% senior unsecured notes of Univision with a maturity of May 15, 2021.
(b) The Univision Credit Agreement has been effectively amended as of October 26, 2010, to provide that the term “Permitted Investors” means, for purposes of the Univision Credit Agreement, (i) the Principal Investors, their respective limited partners and any Person making an investment in BMP, BMPH or its subsidiaries concurrently with the Principal Investors, (ii) the members of management of BMP, BMPH and its subsidiaries who are investors, directly or indirectly, in the US Borrower (as defined in the Univision Credit Agreement) and (iii) Televisa and/or one or more of its Affiliates (as defined in the Univision Credit Agreement). No amendments other than those described in this Section 3.26 have been made to the Univision Credit Agreement since June 19, 2009.
3.27 Sole Representations and Warranties. Except for the representations and warranties set forth in this Article III or in any instrument or certificate delivered to Televisa or executed by BMP, BMPS2 or Univision under this Agreement, BMP, BMPS2 and Univision make no other representations and warranties to Televisa or any subsidiary of Televisa in connection with the purchase by Televisa or by any subsidiary of Televisa of the BMPS2 Units, C/D Shares or the Debentures hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TELEVISA
Televisa hereby represents and warrants to BMP that:
4.1 Organization and Good Standing. Televisa is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Televisa has all requisite power and authority to carry on its business as now conducted. Televisa indirectly holds at least 99.9% of the outstanding capital stock of Multimedia Telecom, S.A. de C.V.
4.2 Authorization and Enforceability. The execution, delivery and performance by Televisa of the MOU and this Agreement and the transactions contemplated thereby and hereby have been duly authorized by all necessary action on the part of Televisa. The MOU and this Agreement have been duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by the other Parties hereto) shall, subject to Section 11.2 with respect to the MOU, constitute its valid and legally binding obligation, enforceable against Televisa in accordance with its terms, except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws affecting creditors’ rights generally or by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.3 Non-Contravention. The execution, delivery or performance by Televisa of the MOU and this Agreement and the transactions contemplated hereby and thereby do not violate any provision of the organizational documents of Televisa or any Law or material agreement by which Televisa is bound.
4.4 Indebtedness. As of the date hereof, neither Televisa nor any of its Affiliates (excluding any Person with respect to which “Chinese Walls” or other similar confidentiality or compliance policies are in place to prevent such Persons from having access to material non-public information regarding the Company and which Person does not have and has not had access to material non-public information regarding the Company) owns, directly or indirectly, any bonds, notes, debentures, or other Indebtedness of the Company, including any of the 9.75%/10.50% senior toggle notes due 2015 of Univision.
4.5 Investment Representations.
(a) The C/D Shares, Debentures and BMPS2 Units (collectively, the “Securities”) to be purchased by Televisa will be acquired by Televisa or a direct or indirect subsidiary of Televisa for investment for Televisa’s or such subsidiary’s own account, not as a nominee or agent other than with respect to any of its own Affiliates, and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws, and Televisa has no current intention of selling, granting participation in or otherwise distributing the same, in each case, in violation of applicable federal and state securities laws; provided that Televisa or a direct or indirect subsidiary of Televisa will contribute the BMPS2 Unit Consideration to BMPS2 in accordance with the terms of this Agreement and the BMPS2 LLC Agreement. Televisa further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person, or to any third Person, with respect to any of the Securities, in each case, in violation of applicable federal and state securities laws; provided that Televisa or a direct or indirect subsidiary of Televisa will contribute the BMPS2 Unit Consideration to BMPS2 in accordance with the terms of this Agreement and the BMPS2 LLC Agreement.
(b) Televisa understands that the Securities have not been registered under the Securities Act on the basis that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and regulations issued thereunder.

(c) Televisa has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment. Televisa is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Televisa understands that no federal or state agency has passed upon this investment or upon the Company, nor has any such agency made any finding or determination as to this investment. Televisa is aware that its acquisition of the Securities is a speculative investment involving a high degree of risk and that there is no guarantee that it will realize any gain from such investment.
(d) Televisa understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities may be required to be held indefinitely. Televisa is prepared to bear the economic risk of this investment for an indefinite period of time and to afford a complete loss of its investment in the Securities. In particular, Televisa acknowledges that it is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.
(e) The certificates evidencing the Securities, if any, shall also bear any legend required by any applicable state securities law, the Stockholders Agreement, the Principal Investor Agreement and any other agreement to which the Televisa is a party providing for a legend.
4.6 Claims Against the Company. As of the date hereof, other than the pending appeal titled Televisa, S.A. de C.V. et al. v. Univision Communications Inc. et al., there is no Action by Televisa or any of its Affiliates pending against BMP or any of its Affiliates and, to the knowledge of Televisa, there is no basis for any such Action.
4.7 Televisa Affiliates. For purposes of this Article IV, all references to Televisa shall be deemed to also include any Affiliates of Televisa that are party to any Transaction Agreements as of, or immediately following, the Closing.
4.8 Sole Representations and Warranties. Except for the representations and warranties set forth in this Article IV or in any instrument or certificate delivered to BMP, BMPS2 or Univision or executed by Televisa under this Agreement, Televisa makes no other representations or warranties to the Sellers in connection with the purchase by Televisa or any direct or indirect subsidiary of Televisa of the C/D Shares, the Debentures, the BMPS2 Units, the Televisa Option Shares, the Debenture Shares or the TV Warrants hereunder or the transfer of the TuTV Interests to Univision.
ARTICLE V
MUTUAL CONDITIONS PRECEDENT
Each of the Parties’ obligations under Article I hereof are subject to the satisfaction or waiver (to the extent waiver is permitted by Law), on or prior to the Closing Date, of the following conditions:
5.1 HSR. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or early termination shall have been granted.
5.2 No Injunction. No Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF TELEVISA AND TELEVISA TUTV AT CLOSING
Televisa’s obligation to purchase or procure that a direct or indirect subsidiary of Televisa purchases the C/D Shares, the Debentures, and the BMPS2 Units at the Closing, and Televisa TuTV’s obligation to sell the TuTV Interest, are subject to the satisfaction or waiver (to the extent waiver is permitted by Law), on or prior to the Closing Date, of the following conditions:
6.1 Representations and Warranties. The representations and warranties of the Sellers and Univision contained in Article III shall be true and correct in all respects or, in the case of representations and warranties that are not qualified as to materiality, shall be true and correct in all material respects (other than with respect to the representations and warranties in Section 3.4, which shall be true and correct in all respects other than for inaccuracies that are de minimis in the aggregate, and other than the representations and warranties in Sections 3.3, 3.5, and 3.7, which shall be true and correct in all respects), each as of the date hereof and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except that representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period).
6.2 Performance. The Sellers and Univision shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement required to be performed or complied with by each of them on or before the Closing.
6.3 Material Adverse Effect. Since December 31, 2009, there shall not have occurred a Material Adverse Effect.
6.4 Compliance Certificate. Each of BMP, BMPS2 and Univision shall have delivered to Televisa a certificate dated as of the Closing Date and signed by an authorized officer thereof, confirming the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied.
6.5 Charter. BMP and its stockholders shall have duly authorized and BMP shall have filed with the Secretary of State of the State of Delaware, and such Secretary of State shall have accepted, the Amended and Restated BMP Charter in the form attached hereto as Exhibit B.
6.6 Bylaws. BMP shall have amended and restated its bylaws substantially in the form attached hereto as Exhibit C.
6.7 Secretary’s Certificate. Televisa shall have received from the secretary of BMP a certificate having attached thereto and certifying to be true, correct and complete: (i) the bylaws of BMP, BMPH and Univision as in effect at the time of the Closing; and (ii) copies of resolutions approved by the relevant Board authorizing the transactions contemplated by this Agreement and setting the size of each Board at twenty (20) members (provided, however, that three (3) directorships on each such Board shall be vacant until such vacancies are filled by directors designated by Televisa), the Executive Committee of each Board at six (6) members each and establishing the composition of each Board and each Board’s Audit Committee, Compensation Committee, Nominating Committee and other committees of each Board in accordance with the Principal Investor Agreement.

6.8 Debentures and Common Stock Certificates. Televisa, or a direct or indirect subsidiary of Televisa designated by Televisa, shall have received (i) the original Debentures duly executed by an authorized officer of BMP and (ii) stock certificates from BMP representing the C/D Shares duly executed by the appropriate officers of BMP.
6.9 Stockholders Agreement. Each of the Principal Investors, the Bank Investors, the Management Investors, BMP, BMPH, Univision, BMPS1 and BMPS2 shall have executed and delivered a counterparty signature to the Amended and Restated Stockholders Agreement substantially in the form attached hereto as Exhibit D (as amended from time to time, the “Stockholders Agreement”), effective as of the Closing.
6.10 Participation, Registration Rights and Coordination Agreement. Each of the Principal Investors, the Bank Investors, the Management Investors, BMP, BMPH, Univision, BMPS1 and BMPS2 shall have executed and delivered a counterparty signature to the Amended and Restated Participation, Registration Rights and Coordination Agreement substantially in the form attached hereto as Exhibit E (as amended from time to time, the “Participation, Registration Rights and Coordination Agreement”), effective as of the Closing.
6.11 Service Agreements. Each of (x) BMP, BMPH, Univision, Madison Dearborn Partners IV, L.P., Madison Dearborn Partners V-B, L.P., Providence Equity Partners V Inc., Providence Equity Partners L.L.C., KSF Corp., THL Managers VI, LLC and TPG Capital, L.P. shall have executed and delivered a counterparty signature to the Amended and Restated Management Agreement substantially in the form attached hereto as Exhibit F, (y) BMP, BMPH and Univision shall have executed and delivered a counterparty signature to the Technical Assistance Agreement substantially in the form attached hereto as Exhibit R, and (z) BMP, SCG Investments IIB LLC, BMPS1 and BMPS2 shall have executed and delivered a counterparty signature to the Amended and Restated Services Agreement in the form attached hereto as Exhibit Q (the agreements referenced in this Section 6.11, as they may be amended from time to time, the “Service Agreements”), in each case effective as of the Closing.
6.12 Principal Investor Agreement. Each Principal Investor, BMP, BMPH and Univision shall have executed and delivered a counterparty signature to the Amended and Restated Principal Investor Agreement substantially in the form attached hereto as Exhibit G (as amended from time to time, the “Principal Investor Agreement”), effective as of the Closing.
6.13 Limited Liability Company Agreement. Each of BMP, SCG Investments II LLC and BMPS2 shall have executed and delivered a counterparty signature to the Amended and Restated Limited Liability Company Agreement of BMPS2 substantially in the form attached hereto as Exhibit H (as amended from time to time, the “BMPS2 LLC Agreement”), effective as of the Closing.
6.14 Program License and Other Agreements. Univision shall have executed and delivered a counterparty signature to the (i) 2011 Program License Agreement substantially in the form attached hereto as Exhibit I (the “2011 Program License Agreement”), (ii) the Second Program License Agreement substantially in the form attached hereto as Exhibit J (the “Second Program License Agreement”), (iii) letter amendment to the International Program Rights Agreement substantially in the form attached hereto as Exhibit K (the “IPRA Amendment”), (iv) Mexico License Agreement substantially in the form attached hereto as Exhibit L (the “Mexico License Agreement”), and (v) the Sales Agency Agreement substantially in the form attached hereto as Exhibit M (the “Sales Agency Agreement”), each effective as of the Closing.

6.15 Letter of Credit. A Letter of Credit substantially in the form attached hereto as Exhibit N shall have been delivered to Televisa and shall be in full force and effect as of the Closing (the “Letter of Credit”).
6.16 Side Letter Agreements.
(a) Each of the Principal Investors shall have complied in all material respects with all covenants contained in their respective Side Letter Agreements required to be performed or complied with by them on or before the Closing.
(b) The representations and warranties of each of the Principal Investors contained in their respective Side Letter Agreements shall be true and correct in all material respects on and as of the MOU Date, and on and as of the date hereof and the Closing Date with the same force and effect as if they had been made at the date hereof and the Closing Date.
6.17 Litigation. BMP shall have delivered to Televisa a duly executed release, substantially in the form of Exhibit O, and a duly executed stipulation of discontinuance with prejudice of any and all of BMP, Univision and their respective Affiliate’s actions, suits and proceedings pending or threatened against Televisa and its Affiliates relating to the Program License Agreement to be filed with the U.S. Court of Appeals for the Ninth Circuit as promptly as possible following the Closing.
6.18 TuTV Purchase Agreement. Univision shall have executed and delivered a counterparty signature to the TuTV Purchase Agreement, effective as of the Closing, and the conditions to Televisa TuTV’s obligations set forth therein relating to the assignment and sale of the TuTV Interests shall have been satisfied or waived (to the extent waiver is permitted by Law).
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND UNIVISION AT CLOSING
Each Seller’s obligation to sell the C/D Shares, the Debentures, and the BMPS2 Units, as applicable, and Univision’s obligation to acquire the TuTV Interest, at the Closing is subject to the satisfaction or waiver (to the extent waiver is permitted by Law) by BMP, on or prior to the Closing Date, of the following conditions:
7.1 Representations and Warranties. The representations and warranties of Televisa contained in Article IV hereof shall be true and correct in all respects or, in the case of representations and warranties that are not qualified as to materiality, shall be true and correct in all material respects, each as of the date hereof and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period).

7.2 Performance. Televisa shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement required to be performed or complied with by it on or before the Closing.
7.3 Compliance Certificate. Televisa shall have delivered to the Sellers a certificate dated as of the Closing Date and signed by an authorized officer of Televisa, confirming the conditions set forth in Sections 7.1 and 7.2 have been satisfied.
7.4 Stockholders Agreement. Televisa shall have executed and delivered a counterparty signature to the Stockholders Agreement, effective as of the Closing.
7.5 Participation, Registration Rights and Coordination Agreement. Televisa shall have executed and delivered a counterparty signature to the Participation, Registration Rights and Coordination Agreement, effective as of the Closing.
7.6 Principal Investor Agreement. Televisa shall have executed and delivered a counterparty signature to the Principal Investor Agreement, effective as of the Closing.
7.7 Limited Liability Agreements. Televisa shall have executed and delivered a counterparty signature to the BMPS2 LLC Agreement, effective as of the Closing.
7.8 Program License and Other Agreements. Televisa, S.A. de C.V. shall have executed and delivered a counterparty signature to the (i) 2011 Program License Agreement, (ii) the Mexico License Agreement, (iii) the Second Program License Agreement, (iv) the Sales Agency Agreement, and (v) the IPRA Amendment, each effective as of the Closing.
7.9 Litigation. Televisa shall have delivered to BMP a duly executed release, substantially in the form of Exhibit O, and a duly executed stipulation of discontinuance with prejudice of any and all of Televisa’s actions, suits and proceedings pending or threatened against the BMP, Univision and their respective Affiliates relating to the Program License Agreement to be filed with the U.S. Court of Appeals for the Ninth Circuit as promptly as possible following the Closing.
7.10 TuTV Purchase Agreement. Televisa TuTV shall have executed and delivered a counterparty signature to the TuTV Purchase Agreement, effective as of the Closing, and the conditions to Univision’s obligations set forth therein relating to the assignment and sale of the TuTV Interests shall have been satisfied or waived (to the extent waiver is permitted by Law).

ARTICLE VIII
COVENANTS
8.1 Conduct of Business by the Company Prior to Closing. BMP and Univision covenant and agree that they shall procure that, from the date hereof until the Closing, except (i) to the extent required by Law, (ii) to the extent agreed in advance in writing by Televisa, or (iii) to the extent expressly required under this Agreement, the business of the Company shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to keep available the services of those of their present officers, employees and consultants who are integral to the operation of its businesses as presently conducted. Without limiting the foregoing, prior to the Closing, the Company shall consult with Televisa prior to taking any action that would, following the Closing, require the consent of the Majority Principal Investors or Majority PITV Investors (in each case as defined in the Stockholders Agreement). Furthermore, the Company agrees with Televisa that from the date hereof until the Closing, except as may be consented to in advance in writing by Televisa (not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any subsidiary to:
(a) issue, sell, dispose of or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock (or equivalent securities); provided, however, that (i) BMP, BMPH and Univision may issue such securities pursuant to the Recapitalization and the Equity Incentive Plans (subject to Section 4.4.3 of the Amended and Restated BMP Charter as if the provisions thereof were in effect) and may issue shares upon exercise of any option exercisable for its capital stock which option was outstanding as of the MOU Date and reflected in Schedule 3.4(a), and (ii) each subsidiary of BMP may issue such securities of itself to BMP and each other direct or indirect wholly-owned subsidiary of BMP;
(b) other than pursuant to the Recapitalization, adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of BMP, BMPS2 or any of their respective subsidiaries other than in connection with the repurchase of equity from members of management (other than the Chairman) upon termination of employment in accordance with the terms of equity awards under Equity Incentive Plans which awards were outstanding as of the MOU Date and reflected in Schedule 3.4(a);
(c) take any action that would, following the Closing, require the consent of Televisa alone and not in combination with other parties pursuant to Section 2.4 of the Principal Investor Agreement, Section 4.4.3 of Article VIII of the Amended and Restated BMP Charter, or Section 17.1 of the 2011 Program License Agreement;
(d) take any action that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; or
(e) authorize, approve or enter into any agreement or otherwise make any commitment to do any of the foregoing.
The rights and obligations under this Section 8.1 shall terminate on the Closing Date, provided that such termination shall not relieve the Company for any breach of this Section 8.1 which occurred as a result of actions (of failure to take action) prior to the Closing.
8.2 Efforts.
(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, the Company and Televisa shall use commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated herein under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement; it being acknowledged and agreed that the filing required to be made pursuant to the HSR Act with the Federal Trade Commission and the United States Department of Justice, concerning the transactions contemplated herein was made on October 22, 2010 and that early termination thereof was granted on November 8, 2010. Each of Televisa, on the one hand, and BMP, on the other hand, shall be responsible for one half of the payment of all HSR filing fees incurred in connection with such filing and any filings pursuant to Section 8.2(d).

(b) Subject to applicable legal limitations, BMP shall keep Televisa and Televisa shall keep BMP reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other written communications received by such party, as the case may be, or any of their respective subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such transactions. BMP shall permit counsel for Televisa, and Televisa shall permit counsel for BMP, reasonable opportunity to review in advance, any proposed written communication to any Governmental Authority. BMP shall consider in good faith the views of Televisa, and Televisa shall consider in good faith the views of the BMP, in connection with such proposed written communications. Each of BMP and Televisa agrees that, unless and until this Agreement is terminated pursuant to Section 9.1, it will not withdraw its filing under the HSR Act or any other applicable Law without the written consent of the other party, and each of BMP and Televisa agrees that it will not enter into any timing agreement with any Governmental Authority without the written consent of the other party. To the extent practicable under the circumstances, BMP agrees that it shall not, and shall procure that its Affiliates do not, participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with Televisa in advance and, to the extent not prohibited by such Governmental Authority, it gives Televisa the opportunity to attend and participate, and Televisa agrees to do the same with respect to BMP. If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of the HSR Act or any regulatory Law, each of BMP and Televisa shall cooperate in all commercially reasonable respects with each other and shall use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
(c) The rights and obligations under this Section 8.2 (other than those specified in the last sentence of Section 8.2(a) above and in Section 8.2(d) below) shall terminate on the Closing Date.
(d) To the extent required by the HSR Act in connection with any acquisition by Televisa of Shares pursuant to the exercise of any Preferential Rights, the conversion of any Convertible Securities or otherwise, the Company and Televisa shall use commercially reasonable efforts to cooperate and promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for information concerning such transactions, in each case so that the waiting period applicable to such transactions under the HSR Act shall expire as soon as practicable.

CONFIDENTIAL TREATMENT: GRUPO TELEVISA, S.A.B. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. GRUPO TELEVISA, S.A.B. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
8.3 Standstill.
(a) Televisa covenants and agrees that ***
provided, that (I) this Standstill shall not affect the ability of the directors on the Board appointed by Televisa to serve and act in their capacity as directors consistent with their fiduciary duties, (II) subject to Section 5.1.1 of the Stockholders Agreement, Televisa may exercise the Debentures, the TV Warrants, the Preferential Rights and any other rights, including pre-emptive, approval, tag-along and veto rights and rights with respect to an event of default under the Debentures, in accordance with this Agreement and the other Transaction Agreements and (III) Televisa may submit, on a confidential basis, proposals to the Board and/or Principal Investors relating to any matters, including as to the matters set forth in this Section 8.3(a).
(b) Notwithstanding the foregoing, after (i) the Principal Investors have Transferred at least *** of the Principal Investors’ Total Ownership Amount to Persons that are not Permitted Transferees of such Principal Investor or a Purchaser of Control in a Compliant Change of Control Transaction, and (ii) each Principal Investor Group has Transferred at least *** of the aggregate number of shares of Common Stock held at the Closing by such Principal Investor (adjusted, in each case, for stock-splits, stock dividends, reverse stock splits, stock combinations, recapitalizations and other similar capitalization changes) to Persons that are not Permitted Transferees of such Principal Investor (not including clause (b)(ii) of the “Permitted Transferee” definition) or a Purchaser of Control in a Compliant Change of Control Transaction, Televisa may make alone or as a group a public offer for all of the outstanding shares of BMP that the Televisa Investors do not already own; provided that such offer is conditioned on acceptance of such offer or approval by holders of a majority of the shares of BMP not then owned by Televisa Investors and the offer provides for the same consideration to all other stockholders of BMP, and Televisa provides all non-accepting stockholders the opportunity to sell their shares of BMP at the same price for at least thirty (30) days after consummation of the transaction. After a Principal Investor Sell-Down, if a Person or Group makes an unsolicited offer that would result in a Change of Control and such offer has not been withdrawn, Televisa may alone or as part of a group make an offer for all shares of BMP the Televisa Investors do not already own so long as the offer has a minimum offer acceptance condition of at least *** of the outstanding shares of BMP, which condition Televisa shall not waive.
(c) Notwithstanding the foregoing provisions in Section 8.3(a), the provisions of Section 8.3 shall no longer apply in the event that any of BMP, BMPH or Univision or any subsidiary thereof that is a Significant Subsidiary thereof commences or becomes subject to (voluntarily or involuntarily) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under the Laws of any jurisdiction; provided that if such case, action or proceeding is involuntary, it shall have continued undismissed for sixty (60) days or more or an order or decree approving or ordering any of the foregoing shall be entered prior to the end of such sixty (60) day period.

(d) In the event any stockholder of BMP converts its voting shares of Common Stock into non-voting shares of Common Stock, BMP shall promptly notify the Televisa Investors of such conversion and the number of voting shares of Common Stock that is or will be held by such stockholder and all stockholders following such conversion and shall provide the Televisa Investors with a certificate signed by an authorized Senior Officer stating that such conversion has occurred, the number of shares of Common Stock which have been converted and, if actually known to BMP, the reasons for effectuating such conversion. Not later than the fifteenth (15th) business day after the Televisa Investors receive such notice and certificate, the Televisa Investors will convert (by delivery to BMP of (i) written notice of such conversion and (ii) the certificate(s), duly endorsed for transfer, evidencing such shares to be converted), and each Televisa Investor hereby authorizes the Company to convert on its behalf, and such conversion shall be deemed to automatically have occurred, in the event it fails to deliver to the Company within such 15 business-day period the items set forth in clauses (i) and (ii) above, in accordance with the provisions of the Amended and Restated BMP Charter with respect to such Common Stock, an amount of the Televisa Investors’ voting shares of Common Stock (pro-rata amongst the Televisa Investors, based on the number of voting shares of Common Stock held by such Televisa Investors or as otherwise determined by Televisa) into non-voting shares of Common Stock such that the Televisa Investors’ aggregate Equity Percentage (but without regard to clause (a) of the definition of Equity Percentage) is no greater than the Maximum Equity Percentage (i.e., if the Televisa Investors’ aggregate Equity Percentage (without regard to clause (a) of the definition of Equity Percentage) is increased by the conversion by a stockholder of BMP of its voting shares of Common Stock into non-voting shares of Common Stock but the Televisa Investors’ aggregate Equity Percentage (without regard to clause (a) of the definition of Equity Percentage) is as a result thereof less than or equal to the Maximum Equity Percentage, then no conversion of any shares of Common Stock of Televisa Investors will be required). In the event any stockholder of BMP converts its non-voting shares of Common Stock into voting shares of Common Stock, BMP shall promptly notify the Televisa Investors of such conversion and the number of non-voting shares of Common Stock that is or will be held by such stockholder and all stockholders of BMP following such conversion and shall provide the Televisa Investors with a certificate signed by an authorized Senior Officer stating that such conversion has occurred, the number of shares of Common Stock which have been converted and, if actually known to BMP, the reasons for effectuating such conversion. The Televisa Investors will be permitted to convert (by delivery to BMP of (x) written notice of such conversion and (y) the certificate(s), duly endorsed for transfer, evidencing such shares to be converted), in accordance with the provisions of the Amended and Restated Charter of BMP with respect to such Common Stock, an amount of the Televisa Investors’ non-voting shares of Common Stock (pro-rata amongst the Televisa Investors, based on the number of non-voting shares of Common Stock held by all Televisa Investors or as otherwise determined by Televisa) into voting shares of Common Stock up to the Maximum Equity Percentage. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit or restrict in any way the right of the Televisa Investors, at any time and from time to time, to convert their non-voting shares of Common Stock into voting shares of Common Stock up to the Maximum Equity Percentage. In each case, BMP shall promptly thereafter issue and send to the applicable Televisa Investors new certificates, registered in the name of such Televisa Investors, evidencing the applicable shares of Common Stock into which such Televisa Investors converted their respective shares of Common Stock. Notwithstanding the foregoing, the Parties agree and acknowledge that Televisa and its Permitted Transferees shall have no obligation to procure the agreement of, or compliance by, any Televisa Investor who is not a Permitted Transferee of Televisa and Televisa’s percentage of voting shares shall not be adversely affected as a result of such non-compliance.
8.4 Notification of Certain Matters. The Sellers and Univision shall give notice to Televisa and Televisa shall give notice to the Sellers and Univision, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing or (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

CONFIDENTIAL TREATMENT: GRUPO TELEVISA, S.A.B. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. GRUPO TELEVISA, S.A.B. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
8.5 Televisa Option.
(a) Subject to Section 8.3(a), on and after the *** of the Closing Date, but prior to the earlier of *** (with the price to be paid by Televisa for such Additional Equity Amount to be equal to the offering price(s) to the public in such offering(s)), Televisa shall have the right to purchase shares of Class C Common Stock (or to the extent that a purchase of Class C Common Stock would cause the voting Equity Percentage to exceed the Maximum Equity Percentage, Class D Common Stock), up to a maximum of the number of shares equal to the remaining Additional Equity Amount (each such share, a “Televisa Option Share” and, collectively, the “Televisa Option Shares”) at a purchase price per Televisa Option Share equal to the Fair Market Value thereof in accordance with the following provisions of this Section 8.5 (the “Televisa Option”); provided that if BMP undertakes or proposes to undertake a spin-off, split-off, or similar transaction, Televisa may exercise the Televisa Option prior to the *** anniversary of the date hereof (and in any event prior to the consummation of such spin-off, split-off or similar transaction provided that Televisa is given reasonable notice and a reasonable period of time in the context of the transaction to exercise the Televisa Option prior to such consummation) so as to allow Televisa to participate in such transaction with respect to the Additional Equity Amount (if the Televisa Option is not exercised within such reasonable period of time, then it shall again become exercisable *** the *** anniversary of the Closing); provided, further, that if Televisa reasonably believes that the issuance of Class C Common Stock and/or Class D Common Stock would not be prudent in light of legal requirements, or if the issuance of Class C Common Stock and/or Class D Common Stock pursuant to the Televisa Option would cause the Equity Percentage Cap to be exceeded, then BMP shall, after good faith consultation with Televisa, issue to Televisa additional Debentures or TV Warrants (whichever the Board of BMP elects; it being understood that the economic terms of any such Debentures or TV Warrants shall be determined so as to be as equivalent as reasonably practicable to the economic terms of the Class C Common Stock and/or Class D Common Stock which Televisa would have otherwise acquired, but in any case the number of shares of Class C Common Stock and/or Class D Common Stock underlying such Debentures or TV Warrants shall be no less than the number of shares of Class C Common Stock and/or Class D Common Stock that Televisa would have otherwise acquired) to Televisa in place of the shares of Class C Common Stock and/or Class D Common Stock (and the shares of Common Stock underlying such Debentures or TV Warrants shall be deemed to be the “Televisa Option Shares” for purposes of this Agreement).
(b) To exercise the Televisa Option, Televisa shall furnish to BMP a written notice of its election to exercise its Televisa Option, which notice shall specify the number of Televisa Option Shares with respect to which the Televisa Option are being exercised (the “Televisa Option Notice”), and BMP shall promptly furnish the Televisa Option Notice to each Principal Investor. At any time prior to the closing of such exercise of the Televisa Option, Televisa may for any reason withdraw its Televisa Option Notice and decline to purchase Televisa Option Shares pursuant to the Televisa Option, but, notwithstanding any such withdrawal, such notice shall count as one exercise by Televisa of the Televisa Option for purposes of, but subject to the provisos in, Section 8.5(h).

(c) No later than ten (10) days after the date of the Televisa Option Notice (the “Banker Selection Date”), each of Televisa and BMP shall be entitled to select and engage an investment banker of recognized standing in North America (the “Initial Appraisers”). The Initial Appraisers shall be entitled to consult with each other with respect to their reports, and BMP and Univision shall provide them with the Company’s most recent consolidated financial statements and financial forecasts for the then-current year, any other forecasts and projections customarily produced by BMP, BMPH, Univision and/or their subsidiaries, and other information that is customary and reasonably requested regarding BMP’s and its subsidiaries’ business and financial condition and results of operation. Each of the Initial Appraisers shall have thirty (30) days to determine a Preliminary Fair Market Value and provide Televisa and BMP with a written report thereon (the “Appraiser Report”). If the higher of the Preliminary Fair Market Values as determined by the Initial Appraisers is not more than 110% of the lower of such Preliminary Fair Market Values, then the Fair Market Value shall equal the average of the two Preliminary Fair Market Values. If the higher Preliminary Fair Market Value is more than 110% of the lower Preliminary Fair Market Value, then not more than ten (10) days after the delivery of both Appraiser Reports to Televisa and BMP, the Initial Appraisers will together designate another investment banker of recognized standing in North America who is not Affiliated with the Company or any of its subsidiaries or any PITV Investor (the “Third Appraiser”), who shall be informed of the Preliminary Fair Market Values determined by the Initial Appraisers and provided with copies of their Appraiser Reports and the information that BMP and Univision provided to the Initial Appraisers. The Third Appraiser will have thirty (30) days to determine a Preliminary Fair Market Value and provide Televisa and BMP with a written report thereon. If the Third Appraiser’s Preliminary Fair Market Value is within the middle one-third of the range of values between the Preliminary Fair Market Values of the Initial Appraisers (the “Mid-Range”), then the Fair Market Value shall be equal to the Preliminary Fair Market Value of the Third Appraiser. If the Third Appraiser’s Preliminary Fair Market Value does not fall within the Mid-Range, then the Fair Market Value will be the average of (i) the Third Appraiser’s Preliminary Fair Market Value and (ii) either the high or low Preliminary Fair Market Value of the Initial Appraisers, whichever is closest to the Third Appraiser’s Preliminary Fair Market Value; provided that the Fair Market Value shall not be less than the lower of the Preliminary Fair Market Values determined by the Initial Appraisers or greater than the higher of the Preliminary Fair Market Values determined by the Initial Appraisers; and provided further that if the Televisa Option Notice is delivered during a Sponsor Sale or Merger Exit, the Fair Market Value shall be based upon the valuation determined in connection with such Sponsor Sale or Merger Exit. For purposes hereof, “Fair Market Value” means the fair market value determined in accordance with this Section 8.5(c), and the “Preliminary Fair Market Value” means the total value that would reasonably be expected to be received in respect of the shares of Common Stock (on a fully diluted, as converted and as exercised basis including conversion of the Debentures) as of the Banker Selection Date in a sale of the entire company, with no discount as a result of the voting rights or illiquidity of any such shares or because any such shares represent a minority equity interest in BMP.
(d) Within five (5) days after the determination of Fair Market Value in accordance with Section 8.5(c), BMP shall notify Televisa (i) whether BMP shall issue and sell, or (ii) whether the Principal Investors and the Tag Along Holders shall sell subject to and in accordance with Section 3.1 of the Stockholders Agreement (in either case, the “Televisa Option Sellers”), the Televisa Option Shares; provided that if BMP issues and sells the Televisa Option Shares, the proceeds from such sale shall be used to retire Indebtedness of Univision. The scope of the representations and warranties of the Televisa Option Sellers or BMP, as applicable (and such party’s indemnification obligations with respect to a breach thereof) in connection with the issuance and/or sale of any Televisa Option Shares shall be limited to customary representations and warranties relating to non-contravention, no liens or other encumbrances and title and ownership of, and authority to sell, the Televisa Option Shares.

CONFIDENTIAL TREATMENT: GRUPO TELEVISA, S.A.B. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. GRUPO TELEVISA, S.A.B. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
(e) Within fifteen (15) days following the election set forth in the first sentence of Section 8.5(d), or at such other time as is mutually agreed between Televisa and the Televisa Option Sellers (or, BMP if the Majority Principal Investors have elected for BMP to issue and sell the shares), the closing of the Televisa Option shall occur, and the Televisa Option Sellers shall sell, or BMP shall issue and sell, as applicable, to Televisa the Televisa Option Shares in exchange for a cash amount in immediately available funds equal to the Fair Market Value of such Televisa Option Shares as set forth in this Section 8.5.
(f) Each of Televisa and BMP shall pay the fees and expenses of the Initial Appraiser that it selects and half of the fees and expenses of the Third Appraiser; provided, however, that if the Televisa Option Sellers elect to sell the Televisa Option Shares (in lieu of issuance thereof by BMP), the Televisa Option Sellers shall pay the fees and expenses of the Initial Appraiser that BMP selects and any half of the fees and expenses of the Third Appraiser in lieu of such payment by BMP.
(g) In the event that Televisa reasonably believes, on the advice of legal counsel with expertise in Federal Communications Laws, that Televisa cannot exercise its Televisa Option to the full extent set forth under this Section 8.5 (or any lesser amount that Televisa desires to be issued) because of Foreign Ownership Restrictions, then Televisa shall have the right to, but shall not be required to, assign such Televisa Option to (i) an FCC-Approved Trust, (ii) any other Person while regulatory or judicial relief is being sought with respect to such Foreign Ownership Restrictions or (iii) any other Person if the FCC has ordered that Televisa reduce its voting or equity ownership in BMP, or Televisa has received written notification from the FCC of an investigation with respect to Televisa’s ownership of BMP, and provided in either case in this clause (iii) that Televisa seeks regulatory or judicial relief related to such order or investigation within six (6) months of the transfer to such Person. The assignment set forth in the preceding sentence shall only be for the period during which such Foreign Ownership Restrictions prevent Televisa from holding such Televisa Option Shares or while Televisa is actively seeking regulatory or judicial relief with respect to the Foreign Ownership Restrictions or from the applicable order or investigation, as applicable (or in the case of clause (iii) of the preceding sentence, prior to the six (6) month anniversary of the transfer to the other Person and thereafter while Televisa is seeking regulatory or judicial relief related to such order or investigation) and once such period terminates, such FCC-Approved Trust or other Person shall assign such rights and transfer such Televisa Option Shares to Televisa or as otherwise permitted under the Transaction Documents or otherwise comply with the terms of any applicable order of the FCC or regulatory or judicial decision. Upon any such assignment set forth in this Section 8.5(g), the FCC-Approved Trust or other Person to which such assignment is made shall become party to Sections 8.5 and 11.13 of this Agreement and the other Transaction Agreements as a “Televisa Investor” (and, upon joining Sections 8.5 and 11.13 of this Agreement and the other Transaction Agreements as a Televisa Investor, such trust or other Person shall have the right to exercise such Televisa Option and hold such Televisa Option Shares).
(h) The Televisa Option can be exercised in whole or in part a maximum of ***; it being understood that the *** termination date referenced in the first sentence of this Section 8.5 shall be extended by any such *** Period; and provided, further, that an exercise will not be deemed to have occurred and Televisa will not be deemed to have lost any rights to exercise the Televisa Option if the acquisition of the Televisa Option Shares pursuant to such exercise is not consummated, other than in connection with a withdrawal by Televisa of a Televisa Option Notice as set forth in Section 8.5(b) or as a result of a breach by Televisa of its obligations set forth in this Section 8.5 (and, for the avoidance of doubt, the failure of any Televisa Option exercise to be consummated shall not be deemed to be due to a breach by Televisa, and Televisa shall not be deemed to be in breach of its obligations under this Section 8.5 or to have lost any of its rights to exercise the Televisa Option, if the failure of such consummation is due to FCC or other regulatory issues or requirements not being resolved or obtained, as applicable; provided that such failure shall be deemed to be a breach by Televisa of its obligations set forth in this Section 8.5 if Televisa fails to make any requisite regulatory filings (e.g., HSR Act filing, if applicable) in connection with such exercise of the Televisa Option).

8.6 Letter of Credit.
(a) On or prior to Closing, BMP shall cause the Letter of Credit to be issued to Televisa or such subsidiary of Televisa as Televisa may designate (the “Beneficiary”) for the Beneficiary’s sole benefit in an amount not to exceed the Maximum Stated Amount. The Letter of Credit will be issued by a major U.S. financial institution of international reputation selected by BMP and reasonably acceptable to Televisa (the “L/C Issuer”), it being understood that each of the financial institutions listed on Schedule 8.6(a) is acceptable to Televisa.
(b) All fees and expenses, including any margin fees, payable to the L/C Issuer in respect of the Letter of Credit shall be payable by BMP and shall not be deducted from the amount of the Letter of Credit or be owed by Televisa or the Beneficiary.
(c) In addition to the other rights of Televisa and the Beneficiary set forth in this Section 8.6, the Beneficiary shall have the right to draw down the Letter of Credit upon presentation to the L/C Issuer of a draw request stating (i) (x) an Event of Default under Section 7(a)(i) of the Debentures has occurred and is continuing (an “Interest Payment Event of Default”), or (y) an Event of Default under Section 7(a)(iii) or (iv) of the Debentures shall have occurred and is continuing, and (ii) the amount to be drawn (any such right, a “Draw Down Right”). The Letter of Credit shall provide that the draw request shall be honored within the customary timeframes for standby letters of credit after presentation of any conforming draw request. The initial face amount of the Letter of Credit shall be $90 million (subject to reduction for any amounts previously drawn and as further provided below, the “Maximum Stated Amount”), and it shall permit multiple draws. Notwithstanding any rights of the Beneficiary under this Section 8.6 to draw down the Letter of Credit, a failure by BMP to timely make any payment of principal, premium or interest on the Debentures shall constitute an Event of Default in accordance with the terms set forth in Section 7(a) of the Debentures, and any exercise by the Beneficiary of its drawdown rights hereunder shall not act as or be deemed to be a waiver of any Event of Default under the terms of the Debenture.
(d) The Beneficiary shall not exercise a Draw Down Right in an amount in excess of the lesser of (i) the Maximum Stated Amount, and (ii) (x) in the case of an Interest Payment Event of Default for no more than three (3) consecutive interest payments under the Debentures, the amount of the unpaid interest due on the Debentures, and (y) in the case of any other Draw Down Right, the net present value of all remaining interest payments (discounted based on the Treasury Rate) (the “Remaining Payment Obligations”).

CONFIDENTIAL TREATMENT: GRUPO TELEVISA, S.A.B. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. GRUPO TELEVISA, S.A.B. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
(e) Following the end of a fiscal quarter of BMP (but if not practicable, then at the end of each fiscal year of BMP), if the Maximum Stated Amount of the Letter of Credit at the end of such period exceeds the Remaining Payment Obligations calculated as at the end of such period, then the Beneficiary shall within ten (10) business days after the end of such period submit a reduction certificate to the L/C Issuer requesting the reduction of the Maximum Stated Amount to an amount equal to the then Remaining Payment Obligations, and, if the Beneficiary fails to do so within such period, BMP may replace the Letter of Credit for a Letter of Credit with a face amount equal to the then Remaining Payment Amount. In the event that BMP elects to so replace the existing Letter of Credit, the Beneficiary shall take all actions, including the return of the existing Letter of Credit, reasonably requested by BMP to facilitate the replacement of the existing Letter of Credit. In the event that (i) (x) a Qualified Public Offering has occurred, and (y) the Consolidated Leverage Ratio is *** or lower (which calculation shall be set forth in reasonable detail in an officer’s certificate delivered to the Beneficiary), or (ii) all of the Debentures have been converted in full into equity in accordance with the terms thereof or have otherwise been repaid in full in cash (any event described in clause (i) or (ii) a “Termination Event”), then BMP shall deliver written notice to the Beneficiary of such Termination Event and the Beneficiary shall, within ten (10) business days after such written notice, deliver a reduction certificate to the L/C Issuer causing the Letter of Credit to automatically terminate. The Beneficiary shall execute and deliver such documentation as is necessary to cause the Letter of Credit to be reduced or terminated in such circumstances, and any failure by the Beneficiary to do so shall entitle BMP to seek and obtain specific enforcement of such obligations.
(f) The term of the Letter of Credit shall either be until December 31, 2020, or shall be renewed on a periodic basis (no more frequently than annually) until the earlier to occur of December 31, 2020 or a Termination Event; provided that if within thirty (30) days prior to the then-current expiration date of the Letter of Credit prior to December 31, 2020, (i) the Letter of Credit is not renewed for a period of at least one (1) year after the then current expiration date (or, in the case of any period ending on December 31, 2020, less than one year), and (ii) a replacement Letter of Credit is not delivered to the Beneficiary (which replacement Letter of Credit shall be for the Maximum Stated Amount, or, if less, the then Remaining Payment Obligations and that contains terms and conditions that would otherwise qualify as an initial Letter of Credit hereunder), then the Beneficiary may elect to draw down an amount on the Letter of Credit equal to the full amount of the Remaining Payment Obligations (an “Expiration Draw”).
(g) Any interest payments otherwise payable under the Debentures shall be reduced by the amount drawn by the Beneficiary on the Letter of Credit; provided, that if the Beneficiary elects to convert the Debentures after an Expiration Draw, and the amount drawn exceeds the interest otherwise payable up to and including the date of such conversion, then the Beneficiary may elect (i) to reduce the amount of principal of the Debentures by the amount of such excess immediately prior to such conversion, or (ii) to pay to BMP the amount of such excess in cash promptly upon such conversion.
(h) In the event that the face amount of the Letter of Credit is reduced from time to time, or the Letter of Credit is terminated and not replaced by a Letter of Credit with an equivalent face amount, BMP shall cause any funds returned to BMP or its Affiliates as a result of such reduction or termination to be contributed to Univision and used by Univision to reduce any of its then outstanding Indebtedness.
8.7 FCC Requirements. Notwithstanding anything to the contrary herein, BMP and its subsidiaries shall not (x) take any action in order to comply with the Federal Communications Laws, including in order to maintain the Company FCC Licenses, that Discriminates against Televisa or the Televisa Investors, or (y) take any action with respect to or adversely impacting any Televisa Investors which is prohibited by Section 5 of Article Eighth of the Amended and Restated BMP Charter.

8.8 No Material Business Operations. BMP shall not, and shall procure that BMPH and any other subsidiary of BMP that is a direct or indirect parent entity of Univision shall not, engage in any material business other than that which is directly related to the holding of all of the outstanding shares of BMPH and Univision, respectively.
ARTICLE IX
TERMINATION
9.1 Termination. This Agreement may be terminated at any time before the Closing Date:
(a) by mutual written consent of BMP and Televisa;
(b) by BMP, if Televisa breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Televisa shall become untrue, in any case such that the conditions set forth in Sections 7.1 or 7.2 would not be satisfied and such breach cannot be cured, or if capable of being cured, has not been cured by the earlier of sixty (60) days from the occurrence of such breach and the Drop Dead Date;
(c) by Televisa, if (i) the Sellers breach or fail to perform in any respect any of their respective representations, warranties or covenants contained in this Agreement or if any representation or warranty of the Sellers shall become untrue, in any case such that the conditions set forth in Sections 6.1 or 6.2 would not be satisfied, or (ii) any of the Principal Investors breach or fail to perform in any respect any of their obligations set forth in any Side Letter Agreement or if any representation or warranty of any Principal Investors shall become untrue, in any case such that the conditions set forth in Section 6.16 would not be satisfied, and, in the case of clauses (i) and (ii) such breach cannot be cured, or if capable of being cured, has not been cured by the earlier of sixty (60) days from the occurrence of such breach and the Drop Dead Date;
(d) by either (i) BMP or (ii) Televisa in the event the Closing shall not have occurred by April 4, 2012 (the “Drop Dead Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or before such date; or
(e) by either BMP or Televisa in the event that any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable.
The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other Parties.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its members, stockholders, managers, directors or officers; provided, however, that the obligations of the Parties set forth in Section 11.3 relating to assignment, Section 11.4 relating to notices, Section 11.7 relating to governing law, Section 11.8 relating to consent to jurisdiction, Section 11.9 relating to waiver of jury trial and Section 11.13 relating to no recourse shall survive such termination and be enforceable hereunder. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any Party of liability for any fraud or breach of any covenant or agreement or for any breach of its representations and warranties contained in this Agreement prior to the date of termination, and if it shall be judicially determined that termination of this Agreement pursuant to Section 9.1 (b) or (c) was caused by a breach of any covenant or agreement or breach of any representation or warranty contained in this Agreement or fraud, then, in addition to other remedies at law or equity for breach of this Agreement, the Party so found to have breached any covenant or agreement or breached its representations and warranties contained in this Agreement shall indemnify and hold harmless the other Party for its costs, fees and expenses of its counsel, accountants, financial advisors, consultants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and consents, and damages may include the benefit of the bargain of the transaction to the non-breaching party.
ARTICLE X
INDEMNIFICATION
10.1 Survival of Representations and Warranties. The representations and warranties of BMP, BMPS2, Univision and Televisa contained in Article III and Article IV, respectively, including as set forth in any certificate delivered pursuant hereto with respect to the accuracy of such representations and warranties on or prior to Closing, shall terminate at Closing, other than the representations and warranties of (a) BMP, BMPS2 and Univision set forth in Sections 3.1 (Organization and Good Standing), 3.3 (Authorization and Enforceability), 3.4 (Capitalization), 3.5 (Valid Issuance of BMPS2 Units, C/D Shares, Debentures, Televisa Option Shares, Debenture Shares and TV Warrants), 3.6 (Non-Contravention), 3.7 (No Dividends, Distributions or Share Repurchases), 3.8 (Securities Act), 3.12(b) (Compliance with Certain Covenants), 3.21 (Related Party Transactions; Agreements of Principal Investors) and 3.25 (Certain Fees and Expenses) and (b) Televisa set forth in Sections 4.1 (Organization and Good Standing) and 4.2 (Authorization and Enforceability). Notwithstanding anything to the contrary in this Agreement, a Party’s right to pursue claims for fraud shall not be limited.
10.2 Indemnification. Each of BMP, BMPS2 and Univision, severally and not jointly, hereby agrees to indemnify and hold Televisa harmless from and against, and pay to Televisa the amount of any damages, losses, liabilities, obligations, claims, interest or expenses (including reasonable attorneys’ fees and expenses), whether or not involving a third party claim, based upon, attributable to or resulting from the failure of the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.3 (Authorization and Enforceability), 3.4 (Capitalization), 3.5 (Valid Issuance of BMPS2 Units, C/D Shares, Debentures, Televisa Option Shares, Debenture Shares and TV Warrants), 3.6 (Non-Contravention), 3.7 (No Dividends, Distributions or Share Repurchases), 3.8 (Securities Act), 3.12(b) (Compliance with Certain Covenants), 3.21 (Related Party Transactions; Agreements of Principal Investors) and 3.25 (Certain Fees and Expenses) to be true and correct in all respects as of the date hereof and the Closing Date.

10.3 Indemnification Procedures. In the event any claim for indemnification under Section 10.2 against an indemnifying party is made, the indemnified party shall give prompt notice to the indemnifying party (provided that any failure to provide such notice shall not affect the indemnification obligations of the Parties under this Agreement except to the extent such failure materially prejudices the potential defenses of the indemnifying party). The indemnifying party shall have the right to defend, settle or compromise any claim, demand, action or proceeding initiated by a third party with counsel of its own choosing that is reasonably acceptable to the indemnified party (unless the indemnified party agrees to assume the cost of the defense or any settlement), at its sole cost and expense; provided, however, that no settlement or compromise may be entered into by the indemnifying party without the prior written consent (not to be unreasonably withheld or delayed) of the indemnified party. The indemnified party may select counsel to participate in any such defense at its sole cost and expense. In connection with any such claim, action or proceeding, the Parties shall cooperate with each other and provide each with access to relevant books and records in their possessions.
10.4 Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable to the other parties under this Agreement for any special, consequential, punitive, indirect or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise.
ARTICLE XI
MISCELLANEOUS
11.1 Amendments.
(a) Oral Modifications. This Agreement may not be orally amended, modified extended or terminated, nor shall any oral waiver of any of its terms be effective.
(b) Waiver, Written Modifications. This Agreement may be amended, modified, extended, supplemented or waived (“Amendment”), only by an agreement in writing signed by BMP and Televisa; provided, that the Party against whom enforcement of any such waiver is sought may waive any right hereunder by an instrument in writing signed by such Party. A copy of each such Amendment shall be sent to each Party hereto and shall be binding upon each Party hereto except to the extent otherwise required by Law; provided that the failure to deliver a copy of such Amendment shall not impair or affect the validity of such Amendment. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this Section 11.1(b), any Amendment to the definitions used in such Section as applied to such Section shall also require the specified consent. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.2 Entire Agreement. This Agreement, the other Transaction Agreements and the related Exhibits and Schedules hereto and thereto set forth the entire understanding and agreement of the Parties, and supersede all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof (including the MOU).
11.3 Assignment; Binding Effect; Third Party Beneficiaries. The rights and obligations of any Party hereto under this Agreement may not be assigned (by operation of law or otherwise) or delegated to any other Person; provided that the Sellers’ rights and obligations may be assigned by operation of law following the Closing to a successor; provided that any such assignment shall not relieve such Sellers of their respective obligations hereunder (unless such assignment is to a Purchaser of Control who agrees to assume such obligations); and Televisa may assign any of its rights and obligations to acquire any of the C/D Shares, the Televisa Option Shares, Debentures, Debenture Shares, TV Warrants and/or BMPS2 Units hereunder to one or more of its Permitted Transferees, provided that any such assignment shall not relieve Televisa of its obligations hereunder, or to any trust arrangement or other Person in accordance with Section 8.5(g). Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement, and their respective successors and assigns. Except as provided below, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof. Each Party acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Persons referenced in Section 10.3 and Section 11.13 have relied on Section 10.3 and Section 11.13, respectively, are express third party beneficiaries of Section 10.3 and Section 11.13, respectively, and are entitled to enforce the obligations of the Parties under Section 10.3 and Section 11.13, respectively, directly against the other Parties to the full extent thereof.
11.4 Notices. All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument and (a) delivered personally, (b) sent by facsimile, or (c) sent by overnight courier, in each case, addressed as set forth on Schedule 11.4, or if not set forth thereon, in the records of BMP. Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof. Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile on a business day, or if not delivered on a business day, on the first business day thereafter and (z) seven (7) business days after being sent by overnight courier. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.
11.5 Execution of Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
11.6 Severability of Provisions. In the event that any provision hereof would, under applicable Law (other than Federal Communications Laws, in which case any modification or limitation must be agreed by each of Televisa, on the one hand, and the Majority Principal Investors, on the other hand (or, if there are no Principal Investors, the agreement of Televisa and the Board of the Company shall be required)), be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect pursuant to the preceding sentence, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

11.7 Governing Law. This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of laws of another jurisdiction.
11.8 Consent to Jurisdiction. Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and if Chancery Court does not accept jurisdiction, the federal court located in Delaware and if the federal court in Delaware does not accept jurisdiction, any other state court in Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement, the Covered Matters, the transactions contemplated hereby or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement, the transactions contemplated hereby or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any Party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction in the United States. Each Party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified on Schedule 11.4 is reasonably calculated to give actual notice.
11.9 Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement, the transactions contemplated hereby or relating to the subject matter hereof or thereof. Each of the parties hereto (i) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any such litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the consideration received by such Party pursuant to the transactions contemplated by this Agreement.

11.10 Injunctive Relief. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any Party, in addition to any other rights and remedies which the Party may have hereunder or at law or in equity, may, in his or its sole discretion, apply to the Chancery Court of the State of Delaware (or, if such court does not have jurisdiction, the other courts specified in Section 11.8) for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each Party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such Party.
11.11 No Announcements. BMP and Televisa shall cooperate together in good faith and consult with each other with respect to a press release announcing the Closing.
11.12 Condition of Business. Televisa acknowledges and agrees that any claims Televisa may have for breach of any representation or warranty by BMP BMPS2 or Univision under this Agreement shall be based solely on the representations and warranties of such Parties set forth in Article III (as qualified by the Disclosure Schedules) and any instrument or certificate delivered or executed by or on behalf of BMP, BMPS2 or Univision under this Agreement, and further represents that neither of the Sellers, nor any of their respective Affiliates, nor any officer, employee, director, agent, representative, or advisor of the Sellers, Univision or the Principal Investors has, prior to the date hereof, made any representation, express or implied, as to the accuracy or completeness of any information regarding the Sellers or any of their subsidiaries or the transactions contemplated hereby not expressly set forth in this Agreement, the other Transaction Agreements, the Commercial Agreements or any instrument or certificate delivered or executed by or on behalf of BMP, BMPS2, Univision or their Affiliates thereunder.
11.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties hereto may be corporations, partnerships, limited liability companies or trusts, each Party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, shareholder, manager or trustee of any Party hereto or of any partner, member, manager, trustee, Affiliate (other than with respect to the Principal Investors as explicitly set forth in the Stockholders Agreement, the Participation, Registration Rights and Coordination Agreement, the Principal Investor Agreement and any other Transaction Agreements) or assignee thereof, as such (and provided that such recourse may be had against any such Person in its capacity as a Party hereto or thereto, if applicable), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Party hereto or any current or future member of any Party hereto or any current or future director, officer, employee, partner, member, shareholder, manager or trustee of any Party hereto or of any Affiliate or assignee thereof, in its capacity as such (and provided that such liability may attach to, be imposed on or otherwise be incurred by any such Person in its capacity as a Party hereto or as a party to any Transaction Agreement, if applicable), for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.14 Headings. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
11.15 Expenses. Except as provided otherwise in any Transaction Agreement, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
11.16 Payment Gross-Up. In the event that any payment is required to be made by BMP or Univision to Televisa pursuant to Article X or in respect of any breach of any covenant by BMP or Univision under this Agreement, BMP or Univision, as applicable, shall gross up such payment amount to take into account the portion of such payment which corresponds to the Televisa Investors’ entire interest (calculated on an as-exercised and as-converted basis) in BMP.
ARTICLE XII
DEFINITIONS
12.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this ARTICLE XII:
(a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;
(b) The word “including” shall mean including, without limitation;
(c) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;
(d) The masculine, feminine and neuter genders shall each include the other;
(e) For the avoidance of doubt, unless otherwise specified, the term “outstanding,” as used in this Agreement in reference to capital stock, shall not include Convertible Securities or shares issuable upon conversion, exchange or exercise thereof, and as used in this Agreement in reference to Convertible Securities, shall mean Convertible Securities that are outstanding (without giving effect to the conversion, exchange or exercise of such Convertible Securities); and
(f) For the avoidance of doubt, “fully diluted” as used in this Agreement in reference to capital stock, shall mean after giving effect to the conversion, exchange or exercise of all outstanding Convertible Securities.

12.2 Definitions. The following terms shall have the following meanings:
“2007 Equity Incentive Plan” shall mean the Broadcasting Media Partners, Inc. 2007 Equity Incentive Plan, effective as of March 27, 2007, as amended from time to time, or any successor or additional Company management equity incentive plan approved by BMP’s Board.
“2009 Audited Financials” shall have the meaning set forth in Section 3.10(b).
“2010 Equity Incentive Plan” shall mean the Broadcasting Media Partners, Inc. Equity Incentive Plan, effective as of the date hereof in the form previously disclosed to Televisa, as amended from time to time, or any successor or additional Company management equity incentive plan approved by BMP’s Board.
“2011 Program License Agreement” shall have the meaning set forth in Section 6.14.
“Acquisition Holdco” shall have the meaning set forth in the Stockholders Agreement.
“Action” shall mean any action, suit, arbitration, proceeding or claim (including counterclaim) by or before any Governmental Authority or arbitral tribunal.
“Additional Equity Amount” shall have the meaning set forth in the Stockholders Agreement.
“Affiliate” shall mean, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided, however, that neither BMP nor any of its subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa), and, in addition, such specified Person’s Affiliates shall also include, (a) if such specified Person is a private equity investment fund, any other private equity investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (b) if such specified Person is a natural Person, any Family Member of such natural Person.
“Affiliated Fund” shall mean, with respect to any specified Person, a private equity investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser.
“Agreement” shall have the meaning set forth in the preamble, as amended from time to time.
“Amended and Restated BMP Bylaws” shall mean the amended and restated bylaws of BMP, as amended from time to time.
“Amended and Restated BMP Charter” shall mean the amended and restated Certificate of Incorporation of BMP, as filed with the Delaware Secretary of State, as amended from time to time.
“Amended and Restated Program License Agreement” shall mean the Fourth Amended and Restated Program License Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit I, and all ancillary agreements for programming rights granted to Univision, each as amended from time to time.
“Amendment” shall have the meaning set forth in Section 11.1(b).

“Appraiser Report” shall have the meaning set forth in Section 8.5(c).
“Bank Investors” shall have the meaning set forth in the Stockholders Agreement.
“Banker Selection Date” shall have the meaning set forth in Section 8.5(c).
“Beneficiary” shall have the meaning set forth in Section 8.6(a).
“BMP” shall have the meaning set forth in the preamble.
“BMPH” shall mean Broadcast Media Partners Holdings, Inc., a Delaware corporation.
“BMPS1” shall mean BMPI Services, LLC.
“BMPS2” shall have the meaning set forth in the preamble.
“BMPS2 LLC Agreement” shall have the meaning set forth in Section 6.13.
“BMPS2 Units” shall have the meaning set forth in the Section 1.1(b).
“BMPS2 Unit Consideration” shall have the meaning set forth in Section 1.1(b).
“Board” shall mean the Board of Directors of each of BMP, BMPH and Univision.
“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Mexico.
“Capital Percentage” shall mean at any given time a fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of shares of Common Stock outstanding, including the number of shares of Common Stock issuable in respect of outstanding Convertible Securities, which are held at such time by the Televisa Investors, and (b) the denominator of which is the number of all shares of Common Stock outstanding as of such time, including the number of shares of Common Stock issuable in respect of the Company’s Convertible Securities at such time (excluding shares issuable in respect of Options issued under the 2010 Equity Incentive Plan). For the avoidance of doubt, (x) the Debentures Shares shall be considered outstanding to the extent the Debentures or TV Warrants which are exercisable for such Debenture Shares are outstanding, (y) the Televisa Option Shares shall not be considered outstanding to the extent that Televisa has not exercised the Televisa Option and no shares of Common Stock underlying any other Preferential Rights will be considered outstanding unless and until such Preferential Rights are exercised by Televisa and (z) the shares of Common Stock issuable in respect of the 2010 Equity Incentive Plan shall not be considered outstanding for purposes of this definition.
“Cap Release Requirements” shall have the meaning set forth in the Stockholders Agreement.
“C/D Shares” shall have the meaning set forth in Section 1.1(a).
“C/D Share Purchase Price” shall have the meaning set forth in Section 1.1(a).
“Chairman” shall mean the chairman of the Board.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or Transfer of securities of the Company by its stockholders, or a series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination, transaction or Transfer, own, directly or indirectly, capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination, transaction or Transfer or (ii) the owners of which do not directly, or indirectly through one or more entities, have the power to elect (by contract, share ownership or otherwise) a majority of the entire Board or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination, transaction or Transfer; (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power (by contract, share ownership or otherwise) is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any Group, excluding, in any case referred to in clause (a) or (b), any Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; provided, that for purposes of this sentence, any transactions with the same third party or any of its Affiliates shall be deemed to be a series of related transactions. For the avoidance of doubt, none of the following shall, in and of itself, constitute a “Change of Control”: (x) a spin-off of one of the businesses of the Company or any subsidiary thereof, or a comparable transaction, or (y) a transaction in which, after giving effect thereto, the Principal Investors and their Affiliates continue to own, directly or indirectly, more than fifty percent (50%) of the equity (1) of the Company or other surviving entity in the case of a transaction of the sort described in clause (a) above, (2) of the Company in the case of a transaction of the sort described in clause (b) above or (3) of the acquiring entity in the case of a transaction of the sort described in clause (c) above.
“Change of Control Procedures” shall have the meaning set forth in the Stockholders Agreement.
“Class A Common Stock” shall mean the voting Class A Common Stock, par value $.001 per share, of BMP and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class A Common Stock, including shares of common stock issued upon an Initial Public Offering in exchange for or in substitution for such Class A Common Stock, or as such shares of Class A Common Stock may be reclassified.
“Class A/B Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.
“Class B Common Stock” shall mean the nonvoting Class B Common Stock, par value $.001 per share, of BMP and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class B Common Stock, including shares of common stock issued upon an Initial Public Offering in exchange for or in substitution for such Class B Common Stock, or as such shares of Class B Common Stock may be reclassified.

CONFIDENTIAL TREATMENT: GRUPO TELEVISA, S.A.B. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. GRUPO TELEVISA, S.A.B. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
“Class C Common Stock” shall mean the voting Class C Common Stock, par value $.001 per share, of BMP and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class C Common Stock, or as such shares of Class C Common Stock may be reclassified.
“Class C/D Common Stock” shall mean the Class C Common Stock and the Class D Common Stock.
“Class D Common Stock” shall mean the nonvoting Class D Common Stock, par value $.001 per share, of BMP and shall include any shares of common stock issued in exchange for or in consideration of (including shares of common stock of the surviving company in connection with a merger or similar business combination) or in substitution for the Class D Common Stock, or as such shares of Class D Common Stock may be reclassified.
“Closing” shall have the meaning set forth in Section 1.2.
“Closing Date” shall have the meaning set forth in Section 1.2.
“*** Period” shall have the meaning set forth in Section 8.5(h).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Co-Investment Vehicle” shall mean any one of (a) the MDP Co-Investment Vehicles, collectively, (b) the PEP Co-Investment Vehicles, collectively, (c) the THL Co-Investment Vehicles, collectively, and (d) the TPG Co-Investment Vehicles, collectively.
“Commercial Agreements” shall have the meaning set forth in the Stockholders Agreement.
“Common Stock” shall mean the common stock of BMP, including the Class A/B Common Stock and the Class C/D Common Stock.
“Company” shall mean BMP, BMPH, BMPS2, Univision and their respective subsidiaries as a whole.
“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and each other plan, arrangement or policy (written or oral) relating to equity and equity-based awards, stock purchases, deferred compensation, bonus or other incentive compensation, severance, retention, salary continuation, educational assistance, material fringe benefits or other material employee benefits, in each case as to which BMP, BMPH, or BMPS2 or any of their subsidiaries has any obligation or liability, contingent or otherwise, other than any (i) Multiemployer Plan, (ii) governmental plan or any plan, arrangement or policy mandated by applicable Law, and not otherwise insured, covered or set forth in any insurance contract, trust, escrow or other funding agreement, or (iii) any employment contract that is terminable without any severance exceeding the amounts set forth in any severance plan applicable generally to employees of BMP, BMPH, or BMPS2 or any of their subsidiaries or is applicable to employees performing services in jurisdictions outside of the United States and provides for severance in accordance with applicable Laws and consistent with customary past practices.

“Company FCC Licenses” means all main radio and television station licenses, permits, authorizations, and approvals issued by the FCC to BMP, BMPH, Univision or any of their respective direct or indirect subsidiaries for the operation of the Company Stations.
“Company Intellectual Property Rights” shall have the meaning set forth in Section 3.17(a).
“Company Material Contract” means, except with respect to any Intellectual Property Licenses, any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act) to or by which BMP, BMPH, BMPS2, Univision or any of their respective direct or indirect subsidiaries are a party or are otherwise bound.
“Company Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for BMP, BMPH, BMPS2, Univision or any of their respective subsidiaries to own, lease and operate their respective properties or to carry on their business as it is currently conducted but shall not include any Company FCC Licenses.
“Company Stations” shall mean all of the television and radio broadcast stations currently owned and operated by BMP, BMPH, BMPS2, Univision or any of their subsidiaries.
“Compliant Change of Control Transaction” shall have the meaning set forth in the Stockholders Agreement.
“Consolidated Leverage Ratio” shall have the meaning set forth in Amended and Restated BMP Charter.
“Convertible Securities” shall mean any evidence of indebtedness (including the Debentures), shares of stock, options, warrants (including the TV Warrants) or other securities which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock, including any options and warrants; provided that the Preferential Rights shall not be deemed to be Convertible Securities.
“Covered Matters” shall have the meaning set forth in Section 11.7.
“Debentures” shall have the meaning set forth in Section 1.1(a).
“Debenture Purchase Price” shall have the meaning set forth in Section 1.1(a).
“Debenture Shares” shall have the meaning set forth in Section 1.1(a).

“Disclosure Schedules” shall have the meaning set forth in the first paragraph of Article III.
“Discriminate(s)” shall have the meaning set forth in the Stockholders Agreement.
“Draw Down Right” shall have the meaning set forth in Section 8.6(c).
“Drop Dead Date” shall have the meaning set forth in Section 9.1(d).
“DTV” shall have the meaning set forth in Section 3.23.
“Equity Incentive Plans” shall mean the 2007 Equity Incentive Plan and the 2010 Equity Incentive Plan, collectively.
“Equity Percentage” shall mean at any given time (a) in the context of equity ownership, a fraction, expressed as a percentage, (i) the numerator of which is the aggregate number of shares of Common Stock held at such time by Persons who are Televisa Investors, and (ii) the denominator of which is the total number of shares of Common Stock outstanding at such time and (b) in the context of voting power, the percentage of outstanding voting equity of BMP owned, directly or indirectly, at such time by such Persons indicated in clause (a) of this definition. For the avoidance of doubt, the shares of Common Stock issuable (but not yet issued) upon conversion of the Debentures or upon exercise of the TV Warrants or the Preferential Rights or issuable (but not yet issued) in respect of the Equity Incentive Plans shall not be considered outstanding for purposes of this definition.
“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock, (b) as to any outstanding Convertible Securities (other than the Debentures and TV Warrants), the maximum number of shares of Common Stock for which or into which such Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined assuming all of the conditions to exercise, conversion or exchange thereof have been satisfied), and (c) as to any outstanding Debentures and TV Warrants, the maximum number of shares of Common Stock for which such Debentures or TV Warrants, as the case may be, may then be converted or exercised, assuming all of the conditions to the conversion or exercise thereof have been satisfied.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 314(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 7(a) of the Debentures.
“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Exchange Act Rules” shall mean the rules adopted by the Securities and Exchange Commission under the Exchange Act.
“Expiration Draw” shall have the meaning set forth in Section 8.6(f).
“Fair Market Value” shall have the meaning set forth in Section 8.5(c).
“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased and (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.
“FCC” shall mean the United States Federal Communications Commission or any successor entity.
“FCC-Approved Trust” shall have the meaning set forth in the Stockholders Agreement.
“FCC Permitted Increase in Ownership” shall mean the increase in permitted non-U.S. Persons’ direct or indirect ownership of BMP and/or its subsidiaries directly or indirectly controlling broadcast licensees above the then applicable Foreign Ownership Cap pursuant to a Regulatory Amendment or Waiver or to the extent the Foreign Ownership Cap ceases to be applicable to BMP and/or its subsidiaries for any reason (for illustrative purposes, if the Foreign Ownership Cap is increased from the current 25% cap to 30%, then the Maximum Equity Percentage shall be increased by 5 percentage points); provided, such increase in the Maximum Equity Percentage will be effective only after delivery to the Company of (a) reasonable evidence of such Regulatory Amendment or Waiver or a ruling from the FCC that no such Regulatory Amendment or Waiver is necessary and (b) an opinion, in form and substance and from counsel reasonably satisfactory to the Company, stating that no additional FCC approvals are required for such increase in the Maximum Equity Percentage and that such increase in the Maximum Equity Percentage is consistent with applicable Laws.
“Federal Communications Laws” shall mean the Communications Act of 1934, as amended, and any successor statute thereto, and the rules, regulations and policies promulgated by the FCC thereunder.
“Foreign Ownership Cap” shall have the meaning set forth in the definition of Regulatory Amendment or Waiver.
“Foreign Ownership Restrictions” shall mean any and all restrictions imposed by the Federal Communications Laws on the direct or indirect ownership by non-U.S. citizens of entities that directly or indirectly control broadcast licensees such as the Company and its broadcast licensee subsidiaries.
“GAAP” shall mean United States generally accepted accounting principles as in effect on the date of the Closing.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the FCC and applicable stock exchange(s)).
“Group” shall mean “group” (within the meaning of Section 13(d)(3) of the Exchange Act); provided that a “group” must be formed knowingly in order to constitute a Group, and the existence of any Group may not be established by mere parallel action.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” shall have the meaning set forth in the Principal Investor Agreement.
“Initial Appraisers” shall have the meaning set forth in Section 8.5(c).
“Initial Public Offering” shall mean the initial underwritten Public Offering registered on Form S-1 (or any successor form under the Securities Act).
“Intellectual Property License” shall mean all licenses (other than Company FCC Licenses) that are material to the conduct of the business of BMP, BMPH, Univision or any of their subsidiaries pursuant to which (i) BMP, BMPH, Univision or any of their subsidiaries licenses from a person Intellectual Property Rights, or (ii) pursuant to which BMP, BMPH, Univision or any of their subsidiaries licenses Company Intellectual Property to any third person.
“Intellectual Property Rights” shall have the meaning set forth in Section 3.17(a).
“Interest Payment Event of Default” shall have the meaning set forth in Section 8.6(c).
“IPRA Amendment” shall have the meaning set forth in Section 6.14.
“IRS” shall mean the Internal Revenue Service.
“Law” shall mean any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any Governmental Authority.
“L/C Issuer” shall have the meaning set forth in Section 8.6(a).
“Letter of Credit” shall have the meaning set forth in Section 6.15.
“Liens” shall mean any lien, pledge, mortgage, security interest, encumbrance, claim, lease, charge, option, right of first refusal, proxy, voting trust or agreement, or transfer restriction of any kind, other than restrictions on transfer under applicable state and federal securities and Federal Communication Laws, this Agreement, and, prior to the Closing, the Original Stockholders Agreement, the Original Participation, Registration Rights and Coordination Agreement, the Original Principal Investor Agreement, the organizational documents of BMP, BMPH, and BMPS2, and, following the Closing, the Stockholders Agreement, the Participation, Registration Rights and Coordination Agreement, the Principal Investor Agreement, the Amended and Restated BMP Charter, and the BMPS2 LLC Agreement.

“Majority Principal Investors” shall have the meaning set forth in the Stockholders Agreement.
“Majority PITV Investors” shall have the meaning set forth in the Stockholders Agreement.
“Management Investors” means Andrew Hobson and Joseph Uva.
“Material Adverse Effect” means any change, effect or circumstance that has had, or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of BMP and its subsidiaries, taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities markets in general; (ii) any events, circumstances, changes or effects that affect the general television or radio broadcasting or internet industries, except if BMP and its subsidiaries is disproportionately affected thereby; (iii) any changes after the date hereof in Laws applicable to BMP or its subsidiaries or its or their properties or assets, except if BMP or its subsidiaries, or its or their properties, is disproportionately affected thereby; (iv) any outbreak or escalation of hostilities or war or any act of terrorism; or (v) the announcement or the existence of, or compliance with, or consummation of, the transactions contemplated by this Agreement.
“Maximum Capital Percentage” shall mean 40%; provided that such percentage shall be increased to the extent that any share repurchase, recapitalization, acquisition or similar action taken or instituted by BMP or any of its subsidiaries results in the Capital Percentage as of immediately prior to such action being increased as of immediately after such action; and provided, further, that (i) the Maximum Capital Percentage shall be an unlimited percentage at and after the earlier to occur of (x) the time when the Standstill Release Requirements have been satisfied or (y) the time when the limitations in Section 5.1.1 of the Stockholders Agreement shall no longer apply pursuant to Section 5.1.2 of the Stockholders Agreement, and (ii) the Maximum Capital Percentage shall not restrict Televisa from making, either alone or as part of a group, an offer permitted by Section 8.3(b) of this Agreement and acquiring Shares pursuant thereto.
“Maximum Equity Percentage” shall mean the sum of:
(i) 10%; provided that such percentage shall be increased to the extent that the Equity Percentage increases as a result of any share repurchase, recapitalization, acquisition or similar action taken or instituted by BMP or any of its subsidiaries and provided, further, in the event that the Principal Investors have Transferred more than 95% of the aggregate amount of the Principal Investors’ Total Ownership Amount to one or more Person(s) that are not (x) Permitted Transferees (not including pursuant to clause (b)(ii) of the definition of Permitted Transferees) of any Principal Investor, or (y) a Purchaser of Control, then the percentage set forth in this clause (i) shall be increased to 20%; provided, that such percentage shall be increased to the extent that any share repurchase, recapitalization, acquisition or similar action taken or instituted by the Company or any of its subsidiaries following such increase to 20% results in the Equity Percentage as of immediately prior to such action being increased as of immediately after such action; plus

(ii) the amount of any FCC Permitted Increase in Ownership (for illustrative purposes, if the Foreign Ownership Cap is increased from the current 25% cap to 30%, then the Maximum Equity Percentage shall be increased by 5 percentage points), and if the Foreign Ownership Cap is no longer applicable under, or is eliminated by, applicable Law, the Maximum Equity Percentage shall also be disregarded. For the avoidance of doubt, this definition of Maximum Equity Percentage, applies to both clause (a) and (b) of the definition of Equity Percentage;
provided, however, that (A) the Maximum Equity Percentage shall be an unlimited percentage at and after the earlier to occur of (x) the time when the Cap Release Requirements have been satisfied or (y) the time when the limitations in Section 5.1.1 of the Stockholders Agreement shall no longer apply pursuant to Section 5.1.2 of the Stockholders Agreement, and (B) the Maximum Equity Percentage shall not restrict Televisa from making, either alone or as part of a group, an offer permitted by Section 8.3(b) of this Agreement and acquiring Shares pursuant thereto. Without limiting the foregoing provisos, following the acquisition by a Strategic Buyer of a majority of the voting Common Stock and equity of the Company, the Maximum Equity Percentage may be further increased to the extent mutually agreed by the Strategic Buyer and Televisa.
“Maximum Stated Amount” shall have the meaning set forth in Section 8.6(c).
“MDP” shall mean, as of any date, Madison Dearborn Capital Partners IV, L.P., MDCPIV Intermediate (Umbrella), L.P., Madison Dearborn Capital Partners V-A, L.P., MDCPV Intermediate (Umbrella), L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“MDP Co-Investment Vehicles” shall mean, as of any date, MDCP Foreign Co-Investors (Umbrella), L.P., MDCP US Co-Investors (Umbrella), L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of MDP, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither MDCPIV Intermediate (Umbrella), L.P., MDCPV Intermediate (Umbrella), L.P., nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Agreement.
“MDP Investors” shall mean, as of any date, MDP, the MDP Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Merger Exit” shall have the meaning set forth in the Stockholders Agreement.
“Merger Exit Participation Rights” shall have the meaning set forth in the Stockholders Agreement.
“Mexico License Agreement” shall have the meaning set forth in Section 6.14.
“Mid-Range” shall have the meaning set forth in Section 8.5(c).

“Minimum Total Combined Investment” shall mean, with respect to any one Principal Investor, shares of Common Stock with an aggregate initial cost of $150,000,000. For purposes hereof, the agreed initial cost of a share of Common Stock shall be $398.52 (subject to appropriate adjustment for stock splits, dividends and similar events).
“MOU” shall have the meaning set forth in the recitals.
“MOU Date” shall have the meaning set forth in the recitals.
“Multiemployer Plan” shall mean any “multiemployer plans” within the meaning of Section 3(37) of ERISA.
“Open Market Purchase Rights” shall mean Televisa’s right to purchase shares of Common Stock following the Initial Public Offering in amounts that will not result in Televisa exceeding the Maximum Equity Percentage.
“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.
“Organizational Documents” shall have the meaning set forth in Section 3.2.
“Original Participation, Registration Rights and Coordination Agreement” means the Participation, Registration Rights and Coordination Agreement, dated as of March 29, 2007, by and among BMP, BMPH, Umbrella Acquisition, Inc. and certain stockholders of BMP.
“Original Principal Investor Agreement” means the Principal Investor Agreement, dated as of March 29, 2007, by and among BMP, BMPH, Umbrella Acquisition, Inc. and the other signatories thereto.
“Original Stockholders Agreement” means the Stockholders Agreement, dated as of March 29, 2007, by and among BMP, BMPH, Umbrella Acquisition, Inc. and certain stockholders of BMP.
“Participation, Registration Rights and Coordination Agreement” shall have the meaning set forth in Section 6.10.
“Party” or “Parties” means any or all parties that are signatories to this Agreement and their respective successors and permitted assigns.
“PEP” shall mean, as of any date, Providence Equity Partners V (Umbrella US) L.P., Providence Equity Partners VI (Umbrella US) L.P., Providence Investors V (Univision) L.P., Providence Investors VI (Univision) L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“PEP Co-Investment Vehicles” shall mean, as of any date, Providence Co-Investors (Univision) L.P., Providence Co-Investors (Univision US) L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of PEP, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither Providence Investors V (Univision) L.P., Providence Investors VI (Univision) L.P., nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Agreement.

“PEP Investors” shall mean, as of any date, PEP, the PEP Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Permitted Lien” shall have the meaning set forth in the Univision Credit Agreement.
“Permitted Transferee” shall mean, in respect of (a) any PITV Investor, (i) any Affiliate of such PITV Investor (other than a portfolio company of such PITV Investor) or (ii) any successor entity, (b) any Bank Investor, any Affiliate of such Bank Investor, and (c) any SCG Investor, (i) any Person which is controlled by or for the benefit of Haim Saban or Cheryl Saban (or in the event of their divorce, their subsequent respective spouses) (collectively “Saban”) or their Family Members (other than a portfolio company of any SCG Investor), (ii) then-current or former officers and/or employees of Saban or entities controlled by Saban who were issued such interests as a result of or in connection with their employment by Saban, or such officers’ and/or employees’ Family Members to the extent they receive such Transferred interests initially issued to such officer or employee as a result of or in connection with his or her employment by Persons controlled by Saban, and (iii) any trust, custodianship or other entity created for estate or tax planning purposes all of the beneficiaries of which are any of the persons listed in subclause (i) to (iii) of this clause (c); in each case described in clauses (a) through (c), only if such transferee agrees to be bound by the terms of the Transaction Agreements in accordance with their respective terms to the same extent its transferor is bound thereby (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 3.1.1 of the Stockholders Agreement shall be null and void). In addition, any Stockholder shall be a Permitted Transferee of the Permitted Transferees of itself and any member of a Principal Investor Group shall be a Permitted Transferee of any other member of such Principal Investor Group. No Restricted Person may be a “Permitted Transferee.”
“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
“PITV Investor Group” shall have the meaning set forth in the Stockholders Agreement.
“PITV Investors” shall mean the Televisa Investors and the Principal Investors, collectively; provided that a Principal Investor and/or a Televisa Investor shall cease to be a PITV Investor if it ceases to be a member of a PITV Investor Group.
“Preferential Rights” shall mean the Open Market Purchase Rights, the Televisa Option, the Preferential Participation Right (as such term is defined in the Participation, Registration Rights and Coordination Agreement) and the Preferential Right of First Refusal (as such term is defined in the Stockholders Agreement).
“Preliminary Fair Market Value” shall have the meaning set forth in Section 8.5(c).

“Principal Investor Agreement” shall have the meaning set forth in Section 6.12.
“Principal Investor Group” shall mean any one of (a) the MDP Investors, collectively, (b) the PEP Investors, collectively, (c) the SCG Investors, collectively, (d) the THL Investors, collectively, and (e) the TPG Investors, collectively; provided, however, that any such Principal Investor Group shall cease to be a Principal Investor Group at such time after the Closing, and at all times thereafter, as such Principal Investor Group ceases to hold Shares representing a Total Combined Investment of at least the Minimum Total Combined Investment; provided, further, that no adjustment or modification to the term “Minimum Total Combined Investment” shall cause any former Principal Investor Group to again become a Principal Investor Group.
“Principal Investors” shall mean the MDP Investors, the PEP Investors, the SCG Investors, the THL Investors and the TPG Investors, collectively.
“Principal Investor Sell-Down” shall have the meaning set forth in the Stockholders Agreement.
“Principal Investors’ Total Ownership Amount” shall mean the total number of Shares owned immediately after the Closing by the Principal Investors, including any Shares held indirectly through such Principal Investors’ ownership of Units of BMPS1 (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, recapitalizations and other similar capitalization changes).
“Program License Agreement” shall mean the Third Amended and Restated Program License Agreement, dated January 22, 2009, between Televisa, S.A. de C.V. and Univision Communications Inc.
“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.
“Purchaser of Control” shall have the meaning set forth in the Stockholders Agreement.
“Qualified Public Offering” shall have the meaning set forth in the Stockholders Agreement.
“Recapitalization” shall have the meaning set forth in the Principal Investor Agreement.
“Regulatory Amendment or Waiver” shall mean an amendment of the Federal Communications Laws by duly enacted legislation or a ruling or waiver by the FCC that increases or grants permission to exceed the foreign ownership limitations established by the Federal Communications Laws that currently requires FCC approval for non-U.S. individuals, corporations and governments to own, in the aggregate, more than twenty-five percent (25%) of the equity interests or possess more than twenty-five percent (25%) of the voting rights of a U.S. entity that directly or indirectly controls a broadcast licensee or more than twenty percent (20%) of the equity interests or voting rights in such broadcast licensee (the “Foreign Ownership Cap”).
“Related Persons” shall have the meaning set forth in Section 3.21.

“Remaining Payment Obligations” shall have the meaning set forth in Section 8.6(d).
“Restricted Person” shall have the meaning set forth in the Stockholders Agreement.
“Saban” shall have the meaning set forth in the definition of “Permitted Transferee”.
“Saban Arrangements” shall have the meaning set forth in the Stockholders Agreement.
“Sales Agency Agreement” shall have the meaning set forth in Section 6.14.
“SCG Investors” shall mean, as of any date, SCG Investments II, LLC and its Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Program License Agreement” shall have the meaning set forth in Section 6.14.
“Securities” shall have the meaning set forth in Section 4.5(a).
“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.
“Sellers” shall have the meaning set forth in the preamble.
“Senior Officer” shall mean the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer, Treasurer or Secretary of BMP (so long as such person also holds an equivalent position at Univision).
“Service Agreements” shall have the meaning set forth in Section 6.11.
“Shares” shall mean (a) all shares of Common Stock held by a Stockholder, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Convertible Securities and (b) all Convertible Securities held by a Stockholder (treating such Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein). For the avoidance of doubt, upon a proposed Transfer of Convertible Securities, such Transfer shall be deemed to be of that number of Shares into which the Convertible Securities are convertible, assuming that all conditions to which the Transfer of the Convertible Securities are subject have been satisfied.
“Side Letter Agreements” shall mean the side letter agreements entered into by and among the Principal Investors and Televisa, dated as of October 3, 2010.
“Significant Subsidiary” shall mean any “significant subsidiary,” as that term is defined in Regulation S-X promulgated under the Securities Act and the Exchange Act (or any successor regulation); provided that all references to ten percent (10%) set forth therein shall be deemed to be references to seven and one-half percent (7.5%) for purposes of this definition.
“Sponsor Sale” shall have the meaning set forth in the Stockholders Agreement.

CONFIDENTIAL TREATMENT: GRUPO TELEVISA, S.A.B. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE AFFORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. GRUPO TELEVISA, S.A.B. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION
“Sponsor Sale Tag Along Rights” shall have the meaning set forth in the Stockholders Agreement.
“Standstill” shall have the meaning set forth in Section 8.3(a).
“Standstill Release Requirements” ***
“Stockholders” shall have the meaning set forth in the Stockholders Agreement.
“Stockholders Agreement” shall have the meaning set forth in Section 6.9.
“Strategic Buyer” shall mean a Person that (a) is a Permitted Person or a comparable strategic buyer with a material portion of its business operations in the broadcasting, media and entertainment industries immediately prior to the relevant Change of Control and revenue in excess of $2 billion in the fiscal year immediately preceding such Change of Control, and (b) acquires more than fifty percent (50%) of the voting Common Stock and equity of the Company on a fully-diluted as-converted basis; provided that no such Person shall be deemed to be a strategic buyer if a majority of its voting or equity interests is owned directly or indirectly by one or a consortium of private equity sponsors.
“subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Tag Along Holders” shall have the meaning set forth in the Stockholders Agreement.
“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees, and customs’ duties, tariffs and similar charges; and liability for the payment of any of the foregoing as a result of (w) being a transferee or successor, (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.
“Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.
“Televisa” shall have the meaning set forth in the preamble.

“Televisa Investors” shall mean, as of any date, collectively, (i) Televisa and any Permitted Transferee of Televisa; (ii) any Person that is not a Permitted Transferee of Televisa but that is, as of such date, a member of a Group of which Televisa and/or any of its Affiliates is a member with respect to securities of the Company (excluding any Principal Investor); and (iii) a Permitted Transferee of a Person described in clause (ii) above, provided that such Permitted Transferee is, as of such date, a member of a Group of which Televisa and/or any of its Affiliates is a member with respect to securities of the Company (excluding any Principal Investor); in each case under clauses (i), (ii) and (iii), only if and to the extent such Person is then a Stockholder and holds any Shares; provided, further, that BMPS2 shall not constitute a Televisa Investor and Televisa shall not be responsible for any actions or failures to act of BMPS2, but Televisa shall be deemed to hold the Shares held by BMPS2, including regardless of any Transfer of Shares by BMPS2 under the Saban Arrangements.
“Televisa Option” shall have the meaning set forth in Section 8.5(a).
“Televisa Option Notice” shall have the meaning set forth in Section 8.5(b).
“Televisa Option Sellers” shall have the meaning set forth in Section 8.5(d).
“Televisa Option Shares” shall have the meaning set forth in Section 8.5(a).
“Televisa TuTV” shall have the meaning set forth in the preamble.
“Termination Event” shall have the meaning set forth in Section 8.6(e).
“Third Appraiser” shall have the meaning set forth in Section 8.5(c).
“THL” shall mean, as of any date, Thomas H. Lee Equity Fund VI, L.P., THL Equity Fund VI Investors (Univision), L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“THL Co-Investment Vehicles” shall mean, as of any date, THL Equity Fund VI Intermediate Investors (Univision), L.P., THL Equity Fund VI Intermediate Investors (Univision US), L.P., THL Equity Fund VI Investors (GS), LLC and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of THL, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither THL Equity Fund VI Investors (Univision), L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Agreement.
“THL Investors” shall mean, as of any date, THL, the THL Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Total Combined Investment” shall mean with respect to a Person or group of Persons at any time, the aggregate number of shares of Common Stock (including shares of Common Stock underlying the outstanding Debentures and the outstanding TV Warrants) then held by such Person or group of Persons.

“TPG” shall mean, as of any date, TPG Umbrella IV, L.P., TPG Media V-AIV 1, L.P., TPG Umbrella International IV, L.P., TPG Media V-AIV 2, L.P. and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“TPG Co-Investment Vehicles” shall mean, as of any date, TPG Umbrella Co-Investment, L.P., TPG Umbrella International Co-Investment, L.P. and their respective successor entities, and any Affiliated Fund thereof if, in each case, (i) substantially all of the equity thereof (including amounts paid for the acquisition of any Convertible Securities to subscribe for, purchase or otherwise acquire such equity) has not been contributed by the same investors, partners and members as contributed to the equity of TPG, (ii) such entity has been formed for the main purpose of investing in the Company or any Affiliate thereof, and (iii) such entity is a Stockholder and owns Shares. For the avoidance of doubt, neither TPG Umbrella International IV, L.P., TPG Umbrella International V, L.P. nor any successor thereof shall be deemed to be a Co-Investment Vehicle for the purposes of this Agreement.
“TPG Investors” shall mean, as of any date, TPG, the TPG Co-Investment Vehicles, and their respective Permitted Transferees, in each case only if such Person is then a Stockholder and holds any Shares.
“Transaction Agreements” shall mean this Agreement, the Stockholders Agreement, the Principal Investor Agreement, the Participation, Registration Rights and Coordination Agreement, the Debentures, the TV Warrants, the Service Agreements, the Amended and Restated BMP Charter, the Amended and Restated BMP Bylaws, the organizational documents of BMPH and Univision and the Letter of Credit.
“Transfer” shall mean any sale, pledge (provided that the term “Transfer” shall not be deemed to include a pledge of any Shares pursuant to a bona fide financing with a financial institution, commercial lender or other bona fide provider of debt financing, but shall be deemed to include a foreclosure on, or subsequent Transfer of, any such pledged Shares), assignment, encumbrance or other transfer or disposition of any Shares (or any voting or economic interest therein) to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced in Section 3 of the Stockholders Agreement (a) if a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee, (b) with respect to an Acquisition Holdco, or an holder of Shares which was formed for the purpose of holding Shares, there is a Transfer of the equity interests of such Acquisition Holdco or holder other than to a Permitted Transferee of such Acquisition Holdco or holder or of the party transferring the equity of such Acquisition Holdco or holder or (c) with respect to an Affiliate of Televisa of which the Shares held by such Affiliate constitute a majority of the value of such Affiliate, there is a direct Transfer of the equity interests of such Affiliate other than to a Permitted Transferee of such Affiliate or of the party transferring the equity of such Affiliate or to the shareholders of any publicly traded parent entity of such Affiliate. For the avoidance of doubt, a conversion of Class A Common Stock, Class B Common Stock, Class C Common Stock and/or Class D Common Stock into Common Stock of any such other classes pursuant to the Charter shall not be deemed to be a Transfer. For the avoidance of doubt, any Transfer of Units shall be treated as a Transfer of a proportional number of Shares held by BMPS1 or BMPS2, as applicable (based on the total number of Units outstanding and the total number of Shares held by BMPS1 or BMPS2, as the case may be), in each case, as of immediately prior to such Transfer. No securities transferred to or held by BMPS1 or BMPS2 will be deemed to have been Transferred until they are sold by BMPS1 or BMPS2, as applicable. Notwithstanding the foregoing, with respect to securities acquired by BMPS2 from any Televisa Investor, such securities will continue to be deemed to be securities held by Televisa or Televisa Investors, as applicable, regardless of any Transfer by BMPS2 under the Saban Arrangements.

“Treasury Rate” shall mean, as of any date of determination, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date of determination (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of determination to each remaining interest payment date under the Debenture; provided, however, that if the period from the date of determination to each remaining interest payment date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“TuTV” shall have the meaning set forth in the recitals.
“TuTV Interest” shall have the meaning set forth in the recitals.
“TuTV LLC Agreement” shall have the meaning set forth in the recitals.
“TuTV Purchase Agreement” shall have the meaning set forth in the recitals.
“TuTV Purchase Price” shall have the meaning set forth in Section 1.1(c).
“TV Warrants” shall have the meaning set forth in Section 1.1(a).
“Units” shall have the meaning set forth in the BMPS1 LLC Agreement and the BMPS2 LLC Agreement, as applicable.
“Univision” shall have the meaning set forth in the preamble.
“Univision Credit Agreement” means the Credit Agreement, dated as of March 29, 2007, as amended June 19, 2009, and as amended and restated as of October 26, 2010, among Univision, Univision of Puerto Rico Inc., the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent and the other agents from time to time party thereto, as the same may be amended from time to time.
“Univision SEC Documents” shall have the meaning set forth in Section 3.10(a).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as an instrument under seal, as of the date first above written.

BMP: BROADCASTING MEDIA PARTNERS, INC.
By:	*
	Name:	Andrew Hobson
	Title:	Senior Executive Vice President

BMPS2: BMPI SERVICES II, LLC
By:	*
	Name:	Andrew Hobson
	Title:	Senior Executive Vice President

UNIVISION: UNIVISION COMMUNICATIONS INC.
By:	*
	Name:	Andrew Hobson
	Title:	Senior Executive Vice President

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Andrew Hobson
Name:	Andrew Hobson
Title:	Senior Executive Vice President
SIGNATURE PAGE TO INVESTMENT AGREEMENT

TELEVISA: GRUPO TELEVISA, S.A.B.
By:	/s/ Salvi Rafael Folch Viadero
	Name:	Salvi Rafael Folch Viadero
	Title:	Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
	Name:	Joaquín Balcárcel Santa Cruz
	Title:	Attorney-in-Fact

PAY-TV VENTURE, INC.
By:	/s/ Salvi Rafael Folch Viadero
	Name:	Salvi Rafael Folch Viadero
	Title:	Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
	Name:	Joaquín Balcárcel Santa Cruz
	Title:	Attorney-in-Fact
SIGNATURE PAGE TO INVESTMENT AGREEMENT

Schedule 8.6(a)
Financial Institutions for Letter of Credit
Bank of America
Barclays
Credit Suisse
Deutsche Bank
Goldman Sachs
JP Morgan Chase Bank

Schedule 11.4
Notices
If to Televisa or Televisa TuTV:
c/o Grupo Televisa, S.A.B.
Building A, 4th Floor
No. 2000 Colonia Santa Fe
Mexico, DF /01210 / Mexico
Facsimile No.: +52 55 5261 2494
Attention: General Counsel
With a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile No.: (212) 403-2000
Attention: Joshua R. Cammaker
If to BMP, BMPS2 or Univision:
c/o Univision Communications Inc.
5999 Center Drive
Los Angeles, California 90045
Facsimile No.: (310) 556-1526
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, Rhode Island 02903
Facsimile No.: (401) 278-4701
Attention: David K. Duffell, Esq.